Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

STATION CASINOS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Station Casinos, Inc.:

We have audited the accompanying consolidated balance sheets of Station Casinos, Inc. and its subsidiaries (the "Company") as of December 31, 2007 (Successor) and 2006 (Predecessor), and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from November 8, 2007 through December 31, 2007, (Successor), the period from January 1, 2007 through November 7, 2007 (Predecessor) and for each of the two years in the period ended December 31, 2006 (Predecessor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 28, 2008, except for Note 21 as to which the date is August 11, 2008, the Company, as discussed in Note 22, based on current operating estimates for the quarter ended December 31, 2008, expects to be unable to maintain compliance under maximum total debt to Adjusted EBITDA ratio as defined in their Credit Agreement (as described in Note 10). Additionally, the Company has experienced a substantial reduction in net revenues that adversely affect the Company’s current results of operations and liquidity. Note 22 describes management's plans to address these issues.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2007 (Successor) and 2006 (Predecessor), and the consolidated results of its operations and its cash flows for the period from November 8, 2007 through December 31, 2007, (Successor), the period from January 1, 2007 through November 7, 2007 (Predecessor) and for each of the two years in the period ended December 31, 2006 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 14 and 16, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans.

As discussed in Note 21, the Company has restated previously issued financial statements as of December 31, 2007 (Successor) and for the period from November 8, 2007 through December 31, 2007 (Successor).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Las Vegas, Nevada
February 28, 2008,
except for Note 21, as to which the date is August 11, 2008, and except for Note 22, as to which the date is February 2, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Station Casinos, Inc.:

We have audited Station Casinos, Inc. and its subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company at December 31, 2007 (Successor) and 2006 (Predecessor), and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from November 8, 2007 through December 31, 2007, (Successor), the period from January 1, 2007 through November 7, 2007 (Predecessor) and for each of the two years in the period ended December 31, 2006 (Predecessor) of the Company and our report dated February 28, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Las Vegas, Nevada

February 28, 2008

STATION CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	(As Restated - See Note 21)
ASSETS
Current assets:
Cash and cash equivalents	$96,392	$116,898
Restricted cash	966	—
Receivables, net	48,680	40,762
Inventories	12,496	9,676
Prepaid gaming tax	21,541	21,519
Prepaid expenses	14,472	12,696
Total current assets	194,547	201,551
Property and equipment, net	3,563,497	2,586,473
Goodwill	2,964,938	154,498
Intangible assets, net	1,002,617	—
Land held for development	516,186	214,374
Investments in joint ventures	391,953	253,577
Native American development costs	200,667	181,153
Other assets, net	154,261	125,070
Total assets	$8,988,666	$3,716,696
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,610	$341
Accounts payable	16,954	19,558
Construction contracts payable	23,151	58,318
Accrued expenses and other current liabilities	178,018	173,689
Total current liabilities	220,733	251,906
Long-term debt, less current portion	5,168,539	3,468,487
Deferred income tax, net	789,644	109,788
Due to unconsolidated affiliate	100,000	—
Other long-term liabilities, net	138,688	73,373
Total liabilities	6,417,604	3,903,554
Commitments and contingencies
Stockholders’ equity (deficit):
Successor:
Common stock, par value $0.01; authorized 10,000 shares; 41.7 shares issued	—	—
Non-voting common stock, par value $0.01; authorized 100,000,000 shares; 41,674,838 shares issued	417	—
Predecessor:
Common stock, par value $0.01; authorized 135,000,000 shares; 80,507,427 shares issued	—	593
Treasury stock, 23,245,751 shares, at cost	—	(1,039,804)
Additional paid-in capital	2,920,526	582,739
Accumulated other comprehensive loss	(11,981)	(10,782)
Retained (deficit) earnings	(337,900)	280,396
Total stockholders’ equity (deficit)	2,571,062	(186,858)
Total liabilities and stockholders’ equity (deficit)	$8,988,666	$3,716,696

The accompanying notes are an integral part of these consolidated financial statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated - See Note 21)
Operating revenues:
Casino	$151,867	$879,097	$969,147	$825,995
Food and beverage	37,885	210,698	211,579	146,774
Room	14,926	97,514	82,431	61,238
Other	12,543	64,800	70,245	52,550
Management fees	9,708	78,077	99,485	95,144
Gross revenues	226,929	1,330,186	1,432,887	1,181,701
Promotional allowances	(17,218)	(92,902)	(93,863)	(72,868)
Net revenues	209,711	1,237,284	1,339,024	1,108,833
Operating costs and expenses:
Casino	60,946	331,009	348,659	286,503
Food and beverage	27,236	149,998	152,300	102,970
Room	5,548	32,103	29,962	21,094
Other	4,363	24,586	26,244	17,799
Selling, general and administrative	37,567	217,596	230,278	181,670
Corporate	292,955	47,541	60,540	57,619
Development	1,294	7,068	9,036	8,747
Depreciation and amortization	32,292	136,498	131,094	101,356
Loss (gain) on asset disposals, net	754	(1,586)	1,736	3,916
Preopening	251	1,880	29,461	6,560
Merger transaction costs	—	156,500	2,526	—
Impairment loss	—	16,631	—	—
Management agreement/lease terminations	—	3,825	1,053	14,654
	463,206	1,123,649	1,022,889	802,888
Operating (loss) income	(253,495)	113,635	316,135	305,945
Earnings from joint ventures	5,875	34,247	41,854	38,281
Operating (loss) income and earnings from joint ventures	(247,620)	147,882	357,989	344,226
Other expense:
Interest expense, net	(61,276)	(197,370)	(171,729)	(80,378)
Interest and other expense from joint ventures	(4,743)	(23,503)	(6,808)	(6,343)
Change in fair value of derivative instrument	(30,686)	—	—	—
Loss on early retirement of debt	(20,311)	—	—	(1,278)
	(117,016)	(220,873)	(178,537)	(87,999)
(Loss) income before income taxes	(364,636)	(72,991)	179,452	256,227
Income tax benefit (provision)	26,736	15,335	(69,240)	(94,341)
Net (loss) income	$(337,900)	$(57,656)	$110,212	$161,886

The accompanying notes are an integral part of these consolidated financial statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(amounts in thousands)

	Common stock	Non-voting common stock	Treasury stock	Additional paid-in capital	Deferred compensation- restricted stock	Accumulated other comprehensive income (loss)	Retained earnings (deficit)	Total stockholders’ (deficit) equity
Predecessor:
Balances, December 31, 2004	$561	$—	$(137,714)	$567,939	$(77,598)	$(611)	$136,344	$488,921
Exercise of stock options	16	—	—	50,744	—	—	—	50,760
Issuance of restricted stock, net	1	—	—	8,669	(8,670)	—	—	—
Amortization of deferred compensation	—	—	—	—	12,669	—	—	12,669
Purchase of treasury stock, at cost (0.3 million shares)	—	—	(21,414)	—	—	—	—	(21,414)
Interest rate swap market value adjustment, net of tax	—	—	—	—	—	635	—	635
Dividends paid	—	—	—	—	—	—	(62,643)	(62,643)
Net income	—	—	—	—	—	—	161,886	161,886
Balances, December 31, 2005	578	—	(159,128)	627,352	(73,599)	24	235,587	630,814
SFAS 123R adoption reclass	—	—	—	(73,599)	73,599	—	—	—
Exercise of stock options	1	—	—	4,706	—	—	—	4,707
Issuance of restricted stock, net	14	—	—	(14)	—	—	—	—
Share-based compensation expense	—	—	—	24,294	—	—	—	24,294
Purchase of treasury stock, at cost (12.7 million shares)	—	—	(880,676)	—	—	—	—	(880,676)
Interest rate swap market value adjustment, net of tax	—	—	—	—	—	(636)	—	(636)
Adoption of SFAS 158, net of tax	—	—	—	—	—	(10,170)	—	(10,170)
Dividends paid	—	—	—	—	—	—	(65,403)	(65,403)
Net income	—	—	—	—	—	—	110,212	110,212
Balances, December 31, 2006	593	—	(1,039,804)	582,739	—	(10,782)	280,396	(186,858)
Adoption of FIN 48	—	—	—	—	—	—	(522)	(522)
Exercise of stock options	—	—	—	2,366	—	—	—	2,366
Share-based compensation expense	—	—	—	143,714	—	—	—	143,714
Purchase of treasury stock, at cost (1.3 million shares)	—	—	(110,164)	—	—	—	—	(110,164)
Interest rate swap market value adjustment, net of tax	—	—	—	—	—	(7,179)	—	(7,179)
Unrealized gain on available-for- sale securities, net of tax	—	—	—	—	—	607	—	607
Amortization of unrecognized pension and postretirement benefit plan liabilities, net of tax	—	—	—	—	—	513	—	513
Dividends paid	—	—	—	—	—	—	(49,050)	(49,050)
Net loss	—	—	—	—	—	—	(57,656)	(57,656)
Balances, November 7, 2007	$593	$—	$(1,149,968)	$728,819	$—	$(16,841)	$173,168	$(264,229)
Successor:
Balances, November 8, 2007	$—	$97	$—	$(68,993)	$—	$(16,841)	$—	$(85,737)
Cash investment by FCP	—	317	—	2,703,984	—	—	—	2,704,301
Cash investment by management	—	3	—	1,841	—	—	—	1,844
Interest rate swap acquired from FCP, net of tax*	—	—	—	(27,739)	—	—	—	(27,739)
Share-based compensation expense	—	—	—	288,130	—	—	—	288,130
Excess tax benefit from exercise of stock options	—	—	—	23,303	—	—	—	23,303
Interest rate swap market value adjustment, net of tax*	—	—	—	—	—	1,314	—	1,314
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	—	(119)	—	(119)
Amortization of unrecognized pension and postretirement benefit plan liabilities, net of tax	—	—	—	—	—	3,665	—	3,665
Net loss*	—	—	—	—	—	—	(337,900)	(337,900)
Balances, December 31, 2007*	$—	$417	$—	$2,920,526	$—	$(11,981)	$(337,900)	$2,571,062

* As Restated See Note 21.

The accompanying notes are an integral part of these consolidated financial statements.

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated - See Note 21)
Cash flows from operating activities:
Net (loss) income	$(337,900)	$(57,656)	$110,212	$161,886
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,292	136,498	131,094	101,356
Change in fair value of derivative instrument	30,686	—	—	—
Tax benefit from exercise of stock options	—	—	—	31,803
Excess tax benefit from exercise of stock options	(23,303)	—	(3,145)	—
Share-based compensation	288,130	143,714	24,294	12,669
Earnings from joint ventures	(1,132)	(10,744)	(35,046)	(31,938)
Distributions of earnings from joint ventures	—	82,115	890	11,867
Amortization of debt discount and issuance costs	5,907	4,392	4,731	3,262
Loss on early retirement of debt	20,311	—	—	1,278
Impairment loss	—	16,631	—	—
Changes in assets and liabilities:
Receivables, net	2,786	(10,704)	(21,158)	1,848
Inventories and prepaid expenses	1,439	(6,057)	(9,836)	(4,419)
Deferred income tax	(3,348)	(24,023)	38,739	59,481
Accounts payable	(10,422)	7,818	6,947	2,260
Accrued expenses and other current liabilities	18,454	(13,342)	39,589	19,885
Other, net	(5,211)	4,831	6,062	5,653
Total adjustments	356,589	331,129	183,161	215,005
Net cash provided by operating activities	18,689	273,473	293,373	376,891
Cash flows from investing activities:
Acquisition of Station Casinos, Inc. including direct Merger costs	(4,217,469)	—	—	—
Capital expenditures	(55,510)	(530,364)	(754,988)	(830,805)
Proceeds from sale of land, property and equipment	105	10,019	18,002	22,143
Investments in joint ventures, net	(27,983)	(81,552)	(39,759)	(1,295)
Distributions in excess of earnings from joint ventures	488	106,999	—	—
Construction contracts payable	(19,619)	(15,548)	(24,833)	46,853
Native American development costs	(2,454)	(17,060)	(15,909)	(111,900)
Other, net	(1,523)	(2,912)	(18,774)	(10,323)
Net cash used in investing activities	(4,323,965)	(530,418)	(836,261)	(885,327)
Cash flows from financing activities:
Cash equity contributions	2,706,145	—	—	—
Proceeds from issuance of CMBS loans	2,475,000	—	—	—
Borrowings under the Revolver with maturity dates less than three months, net	293,100	—	—	—
Borrowings under the Term Loan with maturity dates greater than three months	250,000	—	—	—
(Payments) borrowings under Revolving Facility with maturity dates less than three months, net	(1,383,300)	227,500	825,800	278,500
Proceeds from issuance of related party promissory note	—	100,000	—	—
Proceeds from financing transaction	—	70,000	—	—
Proceeds from the issuance of senior and senior subordinated notes, net	—	—	698,500	358,250
Redemption of senior and senior subordinated notes	—	—	—	(34,272)
Purchase of treasury stock	—	(110,164)	(880,676)	(21,414)
Payment of dividends	—	(49,050)	(65,403)	(62,643)
Debt issuance costs	(60,086)	(8)	(8,660)	(11,381)
Exercise of stock options	—	560	1,562	18,957
Excess tax benefit from exercise of stock options	23,303	—	3,145	—
Other, net	(1,229)	(56)	(34)	(426)
Net cash provided by financing activities	4,302,933	238,782	574,234	525,571

STATION CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(amounts in thousands)

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated - See Note 21)
Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(2,343)	(18,163)	31,346	17,135
Balance, beginning of period	98,735	116,898	85,552	68,417
Balance, end of period	$96,392	$98,735	$116,898	$85,552
Supplemental cash flow disclosures:
Cash paid for interest, net of $3,083, $16,309, $29,638 and $22,287 capitalized	$21,446	$219,129	$137,464	$75,424
Cash (received) paid for income taxes, net	$—	$(15,871)	$34,283	$3,036
Supplemental disclosure of non-cash items:
Rollover equity	$1,044,590	$—	$—	$—
Assets assumed in Merger	$7,759	$—	$—	$—
Liabilities assumed in Merger	$(3,542)	$—	$—	$—
Capital expenditures financed by debt	$—	$3,453	$1,788	$—
Land contributed to joint ventures, net	$—	$—	$50,708	$—
Investment in MPM	$—	$—	$—	$3,467
Interest rate swap acquired from FCP	$(42,675)	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation and Organization

Station Casinos, Inc. (the “Company”, “Station”, “we”, “our”, “ours” or “us”), a Nevada corporation, is a gaming and entertainment company that currently owns and operates nine major hotel/casino properties (one of which is 50% owned) under the Station and Fiesta brand names and eight smaller casino properties (three of which are 50% owned), in the Las Vegas metropolitan area, as well as manages a casino for a Native American tribe. The accompanying consolidated financial statements include the accounts of Station and its wholly owned subsidiaries and MPM Enterprises, LLC (which is 50% owned by Station and required to be consolidated). Investments in all other 50% or less owned affiliated companies are accounted for under the equity method. All significant intercompany accounts and transactions have been eliminated.

On November 7, 2007, the Company completed its merger (the “Merger”) with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into the Company with the Company continuing as the surviving corporation. The Merger was completed pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2007 and amended as of May 4, 2007, among the Company, Fertitta Colony Partners LLC, a Nevada limited liability company (“FCP”), and Merger Sub, as amended.

As a result of the Merger, 24.1% of the issued and outstanding shares of non-voting common stock of the Company are owned by Fertitta Partners LLC, a Nevada limited liability company (“Fertitta Partners”), which is owned by affiliates of Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, affiliates of Lorenzo J. Fertitta, Vice Chairman and President of Station, affiliates of Blake L. Sartini and Delise F. Sartini, and certain officers and other members of management of the Company. The remaining 75.9% of the issued and outstanding shares of non-voting common stock of the Company are owned by FCP Holding, Inc., a Nevada corporation (“FCP HoldCo”) and a wholly-owned subsidiary of FCP. FCP is owned by an affiliate of Colony Capital, LLC (“Colony”) and affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. Substantially simultaneously with the consummation of the Merger, shares of voting common stock of Station were issued for nominal consideration to FCP VoteCo LLC, a Nevada limited liability company (“FCP VoteCo”), which is owned equally by Frank J. Fertitta III, Lorenzo J. Fertitta and Thomas J. Barrack, Jr., Chairman and Chief Executive Officer of Colony.

At the effective time of the Merger, each outstanding share of our common stock, including any rights associated therewith (other than shares of our common stock owned by FCP, Merger Sub, FCP HoldCo, Fertitta Partners or any wholly-owned subsidiary of the Company or shares of our common stock held in treasury by us) was cancelled and converted into the right to receive $90 in cash, without interest. Following the consummation of the Merger, the Company is privately owned through FCP HoldCo, Fertitta Partners and FCP VoteCo. Station common stock ceased trading on the New York Stock Exchange at market close on November 7, 2007, and will no longer be listed on any exchange or quotation system. The Company’s voting common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

The Merger resulted in a greater than 50% control of the Company and was a “business combination” for accounting purposes, requiring that FCP, Fertitta Partners, FCP VoteCo and their respective owners (the “Investors”), pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, record the acquired assets and assumed liabilities at their fair market values as of the acquisition date, resulting in a new basis of accounting. As a result of the Securities and Exchange Commission’s rules and guidance regarding “push-down” accounting, the Investors’ new accounting basis

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

in our assets and liabilities is reflected in our consolidated financial statements to the extent that the Investors paid cash for the non-voting stock of the Company as of the consummation of the Merger. Management has deemed it impracticable to determine the individual investors’ carryover basis in the shares and has accordingly computed the carryover basis based on the pro rata portion of book value of Station prior to the Merger. The accompanying consolidated statements of operations, stockholders’ equity (deficit) and cash flows for 2007 are presented for two periods: January 1, 2007 through November 7, 2007 (the “Predecessor Period”) and November 8, 2007 through December 31, 2007 (the “Successor Period”). The Predecessor Period reflects the historical accounting basis in our assets and liabilities, while the Successor Period reflects the push down of the Investors’ new basis to our consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions for items such as slot club program liability, self-insurance reserves, bad debt reserves, estimated useful lives assigned to our assets, asset impairment, purchase price allocations made in connection with acquisitions and the calculation of the income tax liabilities, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand at our properties, as well as investments purchased with an original maturity of 90 days or less.

Restricted Cash

Restricted cash relates primarily to cash reserves as a requirement of our debt agreements.

Inventories

Inventories are stated at the lower of cost or market; cost being determined on a weighted-average basis.

Fair Value of Financial Instruments

The carrying value of our cash and cash equivalents, restricted cash, receivables and accounts payable approximates fair value primarily because of the short maturities of these instruments. The estimated fair value of our long-term debt is based on quoted market prices on or about December 31, 2007, for our debt securities that are publicly traded. For debt with short-term maturities, the fair value approximates the carrying amount.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

We evaluate our property and equipment and other long-lived assets for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For assets to be disposed of, we recognize the asset to be sold at the lower of carrying value or fair market value less costs of disposal. Fair market value for assets to be disposed of is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For assets to be held and used, we review fixed assets for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. Our consolidated financial statements reflect all adjustments required by SFAS 144 as of December 31, 2007 and 2006.

Capitalization of Interest

We capitalize interest costs associated with debt incurred in connection with major construction projects. Interest capitalization ceases once the project is substantially complete or no longer undergoing construction activities to prepare it for its intended use. When no debt is specifically identified as being incurred in connection with such construction projects, we capitalize interest on amounts expended on the project at our weighted average cost of borrowings. Interest capitalized was approximately $3.1 million, $16.3 million, $29.6 million and $22.3 million for the Successor Period, the Predecessor Period and the years ended December 31, 2006 and 2005, respectively.

Goodwill and Other Intangible Assets

In accordance with SFAS 142, “Goodwill and Other Intangible Assets”, we test for impairment of goodwill and indefinite-lived intangible assets annually. For the Predecessor Period, we utilized fair values established through a third-party business valuation to determine any possible impairment. For the years ending December 31, 2006 and 2005, we utilized the Income Approach, which focuses on the income-producing capability of the respective property during the fourth quarter of each fiscal year. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the subject asset. The steps followed in applying this approach include estimating the expected after-tax cash flows attributable to the respective property and converting these after-tax cash flows to present value through discounting. The discounting process uses a rate of return, which accounts for both the time value of money and investment risk factors. The present value of the after-tax cash flows is then totaled to arrive at an indication of the fair value of the assets. Under both methods, if the fair value of the assets exceeds the carrying value, then impairment is measured based on the difference between the calculated fair value and the carrying value. For the Predecessor Period, we determined that an impairment of goodwill at Magic Star and Gold Rush totaling approximately $8.0 million existed which we expensed accordingly. We determined that there was no impairment during 2006 or 2005.

Native American Development Costs

We incur certain costs associated with development and management agreements entered into with Native American Tribes (the “Tribe”). In accordance with SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, costs for the acquisition and related development of the land

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

and the casino facilities are capitalized as long-term assets until such time as the assets are transferred to the Tribe at which time a long term receivable is recognized.

In accordance with SFAS 34, “Capitalization of Interest Costs”, we capitalize interest to the project once a “Notice of Intent” (or the equivalent) to transfer the land into trust, signifying that activities are in progress to prepare the asset for its intended use, has been issued by the United States Department of the Interior (“DOI”).

We earn a return on the costs incurred for the acquisition and development of the projects based upon the costs incurred over the development period of the project. In accordance with SFAS 66, “Accounting for Sales of Real Estate”, we recognize the return when the facility is complete and collectability of the receivable is assured. Due to the uncertainty surrounding the estimated cost to complete and the collectability of the stated return, we defer the return until the gaming facility is complete and transferred to the Tribe and the resulting receivable has been repaid. Repayment of the resulting advances would be from a refinancing by the Tribe, from the cash flow from the gaming facility or both.

On a quarterly basis, we evaluate the Native American Development Costs for impairment in accordance with SFAS 144. We review the Native American Development Costs for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then impairment is measured based on fair value compared to carrying amount, with fair value typically based on a discounted cash flow model. The consolidated financial statements reflect all adjustments required by SFAS 144 as of December 31, 2007 and 2006.

Debt Issuance Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the expected terms of the related debt agreements and are included in other assets, net on our consolidated balance sheets.

Advertising

We expense advertising costs the first time the advertising takes place. Advertising expense, which is generally included in selling, general and administrative expenses on the accompanying consolidated statement of operations was approximately $3.6 million, $17.7 million, $19.1 million and $13.5 million for the Successor Period, the Predecessor Period and the years ended December 31, 2006 and 2005, respectively.

Preopening

Preopening expenses have been expensed as incurred. The construction phase of a project typically covers a period of 12 to 24 months. The majority of preopening costs are incurred in the three months prior to opening. We incurred preopening expenses of approximately $0.3 million and $1.9 million during the Successor Period and the Predecessor Period, respectively, primarily related to projects under development. During the years ended December 31, 2006 and 2005, we incurred preopening expenses of approximately $29.5 million and $6.6 million, respectively, primarily related to the development of Red Rock which opened on April 18, 2006.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

Interest Rate Swaps

From time to time we enter into interest rate swaps in order to manage interest rate risks associated with our current and future borrowings. As such, we have adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and as amended by SFAS 138 and 149, to account for interest rate swaps. The pronouncements require us to recognize the interest rate swaps as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in fair value (i.e. gains or losses) of the interest rate swap agreements depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. Additionally, the difference between amounts received and paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or an addition to, interest expense as incurred over the life of the swap.

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and the ineffective portion, if any, is recorded in the consolidated statement of operations.

Derivative instruments that are designated as fair value hedges and qualify for the “shortcut” method under SFAS 133, and as amended by SFAS 138 and 149, allow for an assumption of no ineffectiveness. As such, there is no impact on the consolidated statement of operations from the changes in the fair value of the hedging instrument. Instead, the fair value of the instrument is recorded as an asset or liability on our balance sheet with an offsetting adjustment to the carrying value of the related debt (see Note 10).

Revenues and Promotional Allowances

We recognize as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Additionally, our Boarding Pass and Amigo Club player rewards programs (the “Programs”) allow customers to redeem points earned from their gaming activity at all Station and Fiesta properties for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries under the Programs is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed under the Programs is recorded in casino costs and expenses. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Food and beverage	$15,524	$82,591	$82,270	$62,424
Room	1,126	5,588	5,794	3,786
Other	816	3,948	3,832	3,414
Total	$17,466	$92,127	$91,896	$69,624

We also record a liability for the estimated cost of the outstanding points under the Programs that we believe will ultimately be redeemed.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

Related Party Transactions

We have entered into various related party transactions, which consist primarily of lease payments related to ground leases at Boulder Station and Texas Station and the purchase of certain assets. The expenses related to these related party ground lease transactions were approximately $0.9 million, $5.3 million, $6.2 million and $5.9 million for the Successor Period, the Predecessor Period and the years ended December 31, 2006 and 2005, respectively. In February 2005, we purchased approximately 96 acres of gaming-entitled property in Reno, Nevada for $15.1 million from Blake L. Sartini, the brother-in-law of Frank J. Fertitta III, Chief Executive Officer, and Lorenzo J. Fertitta, President. Additionally, we have purchased tickets to events held by Zuffa, LLC which is the parent company of the Ultimate Fighting Championship and is owned by Frank J. Fertitta III and Lorenzo J. Fertitta. For the Successor Period, the Predecessor Period and the year ended December 31, 2006, ticket purchases totaled approximately $0.1 million, $0.2 million and $0.3 million, respectively. No tickets were purchased for the year ended December 31, 2005.

Share-Based Compensation

Effective January 1, 2006, we adopted SFAS 123R, “Share-Based Payment”, utilizing the modified prospective application. Under the modified prospective application, SFAS 123R applies to new awards and awards that were outstanding on December 31, 2005 that are subsequently modified, repurchased or cancelled. Under the modified prospective application, compensation cost recognized in the year ended December 31, 2006 and subsequent periods includes compensation cost of all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Accordingly, prior period amounts are not restated to reflect the impact of adopting SFAS 123R under the modified prospective application.

Prior to adopting SFAS 123R, we accounted for share-based awards under APB Opinion 25, “Accounting for Stock Issued to Employees”, which resulted in compensation expense recorded only for restricted share awards and for modification of outstanding unvested options. Upon adoption of SFAS 123R, we began recognizing compensation expense related to stock option awards that were previously disclosed as pro forma information regarding net income. Compensation expense related to restricted stock awards continued to be expensed as under APB Opinion 25, with the addition of estimated forfeitures.

Successor Period

Equity Awards.  Upon consummation of the Merger, FCP and Fertitta Partners issued Class B Units to an affiliate of Frank J. Fertitta III, Lorenzo J. Fertitta and certain officers of the Company. Pursuant to SFAS 123R, the unearned share-based compensation related to the Class B Units is amortized to compensation expense over the requisite service period (immediate to five years). The share-based expense for these awards was based on the estimated fair market value of the Class B Units at the date of the Merger applied to the total number of Class B Units that were anticipated to fully vest and then amortized over the vesting period.

Also upon consummation of the Merger, FCP and Fertitta Partners issued Class C Units to certain officers and management of the Company. Pursuant to SFAS 123R, the unearned share-based

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

compensation related to the Class C Units is amortized to compensation expense over the requisite service period (five years). The share-based expense for these awards was based on the estimated fair market value of the Class C Units at the date of the Merger, applied to the total number of Class C Units that were anticipated to fully vest and then amortized over the vesting period.

Predecessor Period

As a result of the consummation of the Merger described above, all outstanding stock options and unvested restricted stock awards under the 2005 Plan and Prior Plans vested and $124.9 million in previously unrecognized compensation expense was recognized during the Predecessor Period and is included in merger transaction costs on the consolidated statement of operations.

Stock Options.  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and expensed using the straight-line approach. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the fair value estimate. Expected volatility and dividends were based on implied and historical factors related to our common stock. The expected term represented the weighted-average time between grant date and exercise date and the risk-free interest rate was based on U.S. Treasury rates appropriate for the expected term. We used historical data and projections to estimate expected employee behaviors related to option exercises and forfeitures. SFAS 123R requires that forfeitures be included as part of the grant date estimate. The effect of forfeitures related to previous SFAS 123 pro forma expense was not material.

We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the market price of the option exercised over the exercise price of such options. In accordance with SFAS 123R, for the year ended December 31, 2006, we reported the tax benefit from the exercise of stock options as financing cash flows rather than operating cash flows as reported prior to the adoption of SFAS 123R. For the year ended December 31, 2006, we reported $3.1 million of excess tax benefit.

Restricted Stock.  The unearned share-based compensation related to restricted stock was amortized to compensation expense over the period the restrictions lapse (generally five to ten years). The share-based expense for these awards was determined based on the market price of our stock at the date of grant applied to the total number of shares that were anticipated to fully vest and then amortized over the vesting period. Upon adoption of SFAS 123R, we recognize compensation expense based on our expectation of which restricted stock awards will vest over the requisite service period for such awards. Prior to implementing SFAS 123R, we recognized deferred compensation as a contra-equity account representing the amount of unrecognized restricted stock expense that was reduced as the expense was recognized. Under the provisions of SFAS 123R, the previously recorded deferred compensation was recorded against additional paid-in capital.

The recognition of compensation expense related to the issuance of restricted stock has not changed with the adoption of SFAS 123R, except for the addition of the estimate of forfeitures, and such compensation expense continues to be expensed in the statements of operations. During the year ended December 31, 2006, income before income tax and net income were reduced by approximately $2.2 million and $1.4 million, respectively reflecting compensation expense related to stock option awards that were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

previously not recognized in the consolidated financial statements due to our prior application of APB Opinion 25.

Operating Segments

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”, requires separate financial information be disclosed for all operating segments of a business. We believe we meet the “economic similarity” criteria established by SFAS 131, and as a result, we aggregate all of our properties into one operating segment. All of our properties offer the same products, cater to the same customer base, are all located in the greater Las Vegas, Nevada area, have the same regulatory and tax structure, share the same marketing techniques and are all directed by a centralized management structure.

Recently Issued Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS 141R, “Business Combinations”. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, replacing SFAS 141’s cost-allocation process. SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. We will adopt SFAS 141R in the first quarter of 2009 and we expect SFAS 141R will have an impact on our accounting for future business combinations once adopted; however, the effect is dependent upon acquisitions that are made in the future.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51”. SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent’s equity. In addition, the amount of net income attributable to the noncontrolling interest should be included in consolidated net income on the face of the income statement. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. We are evaluating SFAS 160 and have not yet determined the impact the adoption will have on the consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement 115” that provides companies with an option to report certain financial assets and liabilities in their entirety at fair value. This statement is effective for fiscal years beginning after November 15, 2007. The fair value option may be applied instrument by instrument, and may be applied only to entire instruments. A business entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. We are evaluating our options provided for under this statement and their potential impact on the consolidated financial statements when implemented. SFAS 159 is being reviewed in conjunction with the requirements of SFAS 157 discussed below.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. This statement defines fair value, establishes a framework for measuring fair value for both assets and liabilities through a fair value hierarchy and expands disclosure requirements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Summary of Significant Accounting Policies and Basis of Presentation (Continued)

February 2008, FASB issued FASB Staff Position (“FSP”) FAS 157-2, which defers the effective date of SFAS 157 to fiscal years beginning November 15, 2008, and interim periods within those fiscal years, for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in an entity’s financial statements on a recurring basis. We are evaluating SFAS 157 and have not yet determined the impact the adoption will have on the consolidated financial statements.

Reclassifications

Certain amounts in the December 31, 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation. These reclassifications had no effect on the previously reported net income.

2. Acquisition of Station Casinos, Inc. (Restated)

On November 7, 2007, pursuant to the Merger Agreement described in Note 1, approximately 72.2% of the outstanding shares of the Company were acquired for $4.17 billion. In addition, we incurred approximately $52.0 million of direct Merger costs and approximately $60.1 million in capitalized debt issuance costs related to new financings under a new senior secured credit agreement and a mortgage loan and related mezzanine financings. By going private, the Merger provides the Company with greater operating flexibility, allowing management to concentrate on long-term growth, reduce its focus on the quarter-to-quarter performance often emphasized by the public markets and pursue alternatives.

We valued the assets acquired and liabilities assumed based on an initial third-party business valuation at the date of the Merger. In accordance with the provisions of SFAS 141, to the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill. We believe that the goodwill arose from the our dominance in the local Las Vegas gaming market, the value of the existing workforce and existing management and operating infrastructure. The purchase price allocation is preliminary and will be completed within one year of the Merger as provided under SFAS 141; thus the allocation of the purchase price is subject to refinement.

November 7, 2007
(in millions)
Current assets	$120
Property and equipment, net	2,753
Intangible assets	1,014
Goodwill	2,924
Other assets	948
Current liabilities assumed	(151)
Debt assumed	(2,539)
Other long-term liabilities assumed	(852)
$4,217

Pro Forma Financial Information (Restated)

The following unaudited pro forma results of operations assume that the Merger occurred at the beginning of the respective fiscal years. This unaudited pro forma information should not be relied upon as

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Acquisition of Station Casinos, Inc. (Restated) (Continued)

necessarily being indicative of the results that would have been obtained if the Merger had actually occurred on those dates, nor of the results that may be reported in the future. The pro forma financial information for each year presented contains an adjustment of $286.3 million for the immediate vesting of Class B Units.

	For the Year Ended December 31,
	2007	2006
	(As Restated - See Note 21)
	(amounts in thousands)
Net revenue	$1,446,995	$1,339,024
Operating loss	(32,102)	(191,800)
Interest expense, net	366,995	355,149
Net loss	(539,949)	(382,168)

Merger Transaction Costs

During the Predecessor Period, the Company recorded approximately $156.5 million in costs related to the Merger. These costs, presented as “Merger Transaction Costs” on the face of the consolidated statement of operations, include approximately $31.6 million of accounting, investment banking, legal and other costs associated with the Merger and $124.9 million of expense related to the accelerated vesting and buyout of employee stock options and restricted stock awards upon consummation of the Merger.

3. Receivables

Components of receivables are as follows (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Casino	$18,385	$12,882
Hotel	7,923	6,475
Management fees	4,721	9,459
Income tax	17,167	7,100
Due from unconsolidated joint ventures	3,122	1,988
Other	4,587	6,190
	55,905	44,094
Allowance for doubtful accounts	(7,225)	(3,332)
Receivables, net	$48,680	$40,762

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Property and Equipment

Property and equipment consists of the following (amounts in thousands):

		Successor	Predecessor
	Estimated life (years)	December 31, 2007	December 31, 2006
Land	—	$1,010,913	$312,714
Buildings and improvements	10-45	2,123,501	2,034,613
Furniture, fixtures and equipment	3-7	498,429	745,457
Construction in progress	—	161,733	148,296
		3,794,576	3,241,080
Accumulated depreciation and amortization		(231,079)	(654,607)
Property and equipment, net		$3,563,497	$2,586,473

As a result of the Merger discussed in Note 1 and pursuant to the provisions of SFAS 141, property and equipment balances at December 31, 2007 reflect the push down of the Investors’ new basis to our consolidated financial statements, while the December 31, 2006 balances reflect our historical accounting basis. At December 31, 2007 and 2006, substantially all of our property and equipment is pledged as collateral for our long-term debt.

5. Goodwill and Other Intangible Assets

As discussed in Note 2, in connection with the Merger completed on November 7, 2007, we recorded $2.92 billion of goodwill and $1.01 billion of intangible assets during the Successor Period. Intangible assets as of December 31, 2007 are shown on the table below. There was $154.5 million of goodwill and no intangible assets recorded on the consolidated balance sheet at December 31, 2006.

		Successor
		December 31, 2007
		(amounts in thousands)
	Estimated life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brands	Indefinite	$214,791	$—	$214,791
Customer relationships	25	268,961	(2,473)	266,488
Management contracts	3-20	521,464	(7,506)	513,958
Other	1	8,654	(1,274)	7,380
		$1,013,870	$(11,253)	$1,002,617

The aggregate amortization expense for the Successor Period for those assets that are amortized under the provisions of SFAS 142 was $11.3 million. There was no intangible amortization expense recorded for the prior periods presented. Estimated annual amortization expense for intangible assets for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 is anticipated to be $75.2 million, $65.7 million, $42.0 million, $18.5 million and $21.2 million, respectively. The amount of amortization to be recorded in future periods is subject to change as the purchase price allocations are refined and finalized.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Land Held for Development

As of December 31, 2007, we had $516.2 million of land held for development that consists primarily of seven sites that are owned or leased, which comprise 263 acres in the Las Vegas valley, 147 acres in the northern California and 203 acres in Reno, Nevada. The primary gaming-entitled land that we own in the Las Vegas valley consists of 68 acres located at the intersection of Durango Road and the Southern Beltway/Interstate 215 in the southwest area of Las Vegas, 49 acres also located in southwest Las Vegas at the intersection of Flamingo Road and Interstate 215, 45 acres in Henderson, Nevada, 61 acres located on the southern end of Las Vegas Boulevard at Cactus Avenue of which we lease and have an option to purchase 2.5 acres and 30 acres on Boulder Highway at the site formerly known as the Castaways Hotel Casino and Bowling Center.

We also have acquired or are under contract to acquire approximately 106 acres of land on which Wild Wild West is located and the surrounding area, of which approximately 72 acres have been acquired as of December 31, 2007. During the Predecessor Period and the years ended December 31, 2006 and 2005 we incurred and expensed approximately $25,000, $1.1 million and $11.7 million respectively, to terminate various leases related to this land. No such expense was incurred during the Successor Period. In 2003, we exercised our option to purchase the 19-acre parcel of leased land on which Wild Wild West is located which was to occur in July 2005 at a purchase price of approximately $36 million. We have extended the date for the close of escrow to no later than January 2009. Additionally, the lease expense was reduced from $2.9 million to $1.6 million per year beginning in July 2005. No amounts related to this purchase option have been recorded on our consolidated balance sheets at December 31, 2007 and 2006.

Our decision whether to proceed with any new gaming or development opportunity is dependent upon future economic and regulatory factors, the availability of acceptable financing and competitive and strategic considerations. As many of these considerations are beyond our control, no assurances can be made that we will be able to proceed with any particular project.

7. Investments in Joint Ventures

We have various investments in 50% owned joint ventures, and a 6.7% investment in a joint venture that owns the Palms Casino Resort in Las Vegas, Nevada, which are accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by our share of earnings, losses and distributions of the joint ventures. The investment balance also includes interest capitalized during the construction period and any fair value adjustments recorded in conjunction with the Merger described in Note 1. Investments in joint ventures consist of the following (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Green Valley Ranch (50.0%)	$143,599	$135,271
Aliante Station (50.0%)	134,949	56,812
Rancho Road (50.0%)	49,958	28,285
Palms Casino Resort (6.7%)	25,921	18,089
Barley’s (50.0%)	22,482	3,580
Renata’s (50.0%)	11,832	8,029
The Greens (50.0%)	3,212	3,511
Investments in joint ventures	$391,953	$253,577

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Investments in Joint Ventures (Continued)

Summarized balance sheet information for the joint ventures is as follows (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Current assets	$115,919	$90,581
Property and equipment and other assets, net	1,894,425	1,394,021
Current liabilities	123,298	103,551
Long-term debt and other liabilities	1,318,904	628,788
Shareholders’ equity	568,142	752,263

Summarized results of operations for the joint ventures are as follows (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Net revenues	$81,609	$479,017	$499,111	$437,618
Operating costs and expenses	69,613	386,920	392,689	341,021
Operating income	11,996	92,097	106,422	96,597
Interest and other expense, net	15,744	66,191	22,931	14,368
Net (loss) income	$(3,748)	$25,906	$83,491	$82,229

The operating earnings from these joint ventures are shown as a separate line item on our consolidated statements of operations after operating income. In addition, interest and other expense from these joint ventures are shown as a separate component under other expense in our consolidated statements of operations. The following table identifies the total equity earnings from joint ventures (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Operating earnings from joint ventures	$5,875	$34,247	$41,854	$38,281
Interest and other expense from joint ventures	(4,743)	(23,503)	(6,808)	(6,343)
Net earnings from joint ventures	$1,132	$10,744	$35,046	$31,938

As a result of the Merger, our investment account differs from our ownership equity in these investments by $217.3 million due to the allocation of the purchase price to these investment accounts. As the purchase price allocation is preliminary, the amounts allocated to our investments in joint ventures are subject to change as the purchase price allocations are refined and finalized.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Management Fees

We manage Thunder Valley on behalf of the United Auburn Indian Community (“UAIC”) and receive a management fee equal to 24% of net income (as defined in the management agreement). In addition, we are the managing partner for Green Valley Ranch, Barley’s, The Greens and Renata’s and receive a management fee equal to 2% of revenues and approximately 5% of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) from Green Valley Ranch and 10% of EBITDA from Barley’s, The Greens, and Renata’s. Our management fees are included in net revenues on our consolidated statements of operations.

United Auburn Indian Community

We have entered into a Development Services Agreement and a Management Agreement with the UAIC. Our seven-year Management Agreement was approved by the National Indian Gaming Commission (the “NIGC”) and expires in June 2010. Pursuant to those agreements, and in compliance with a Memorandum of Understanding entered into by the UAIC and Placer County, California, we developed, with the UAIC, Thunder Valley, a gaming and entertainment facility on approximately 49 acres located approximately seven miles north of Interstate 80 on Highway 65, in Placer County, California, near Sacramento, which opened on June 9, 2003.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Accrued payroll and related	$41,634	$47,210
Accrued interest payable	69,690	66,466
Accrued gaming and related	33,945	32,645
Other accrued expenses and current liabilities	32,749	27,368
Total accrued expenses and other current liabilities	$178,018	$173,689

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Restated)

Long-term debt consists of the following (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	(As Restated - See Note 21)
CMBS mortgage loan and related mezzanine financings, due November 12, 2009, interest at a margin above LIBOR (7.8% at December 31, 2007)	$2,475,000	$—
Revolver, $650 million limit at December 31, 2007, due August 7, 2012, interest at a margin above the Alternate Base Rate or the Eurodollar Rate (8.2% at December 31, 2007)	293,100	—
Term Loan, $250 million December 31, 2007, due August 7, 2012, interest at a margin above the Alternate Base Rate or the Eurodollar Rate (8.0% at December 31, 2007)	250,000	—
6% senior notes, interest payable semi-annually, principal due April 1, 2012, callable April 1, 2008, net of unamortized discount of $25.4 million and $1.3 million at December 31, 2007 and 2006, respectively	424,608	448,742
7 3/4% senior notes, interest payable semi-annually, principal due August 15, 2016, callable August 15, 2011, net of unamortized discount of $8.5 million at December 31, 2007	391,455	400,000
6 1/2% senior subordinated notes, interest payable semi-annually, principal due February 1, 2014, callable February 1, 2009, net of unamortized discount of $54.9 million at December 31, 2007	395,093	450,000
6 7/8% senior subordinated notes, interest payable semi-annually, principal due March 1, 2016, callable March 1, 2009, net of unamortized discount of $92.8 million at December 31, 2007 and premium of $7.4 million December 31, 2006	607,214	707,427
6 5/8% senior subordinated notes, interest payable semi-annually, principal due March 15, 2018, callable March 15, 2011, net of unamortized discount of $48.1 million and $1.4 million at December 31, 2007 and 2006, respectively	251,937	298,568
Other long-term debt, weighted-average interest of 8.0% and 7.1% at December 31, 2007 and 2006, respectively, maturity dates ranging from 2009 to 2026	82,742	9,196
Revolving Facility, $2.0 billion limit at December 31, 2006, terminated in November 2007, interest was at a margin above the Alternate Base Rate or the Eurodollar Rate (7.6% at December 31, 2006)	—	1,155,800
Total long-term debt	5,171,149	3,469,733
Current portion of long-term debt	(2,610)	(341)
Market value of interest rate swaps	—	(905)
Total long-term debt, net	$5,168,539	$3,468,487

In connection with the Merger discussed in Note 1, the assumption of our liabilities required long-term debt to be adjusted to reflect the push down of the Investors’ new basis as required by SFAS 141.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Restated) (Continued)

As a result, we recorded a reduction in the net book value of our senior and senior subordinated notes of approximately $236.8 million during the Successor Period.

Revolving Facility

In conjunction with the Merger on November 7, 2007, we terminated our $2.0 billion revolving credit facility (the “Revolving Facility”) due December 2010. As a result, we recorded a loss on early retirement of debt of approximately $8.1 million during the Successor Period to reflect the write off of the unamortized loan costs. In addition, we terminated two cash flow hedge interest rate swaps with a notional amount of $500 million, which were due to terminate in December 2010 and tied directly to the Revolving Facility. These cash flow hedge interest rate swaps were terminated at market value, and as a result, we paid approximately $12.2 million which is included in our loss on early retirement of debt in the Successor Period.

Credit Agreement

In connection with the Merger, Station, as borrower, entered into a new $900 million senior secured credit agreement (the “Credit Agreement”) consisting of a $650 million revolving facility (the “Revolver”) and a $250 million term loan (the “Term Loan”). The maturity date for both the Term Loan and the Revolver is August 7, 2012 subject to a single 15-month extension (as further defined in the Credit Agreement). The Term Loan requires quarterly principal payments of $625,000 beginning March 31, 2008. The Revolver contains no principal amortization. Initial borrowings, including full funding of the Term Loan and $260 million drawn on the Revolver for an aggregate amount of $510 million, were used to repay a portion of the outstanding amounts under the Revolving Facility. Borrowings under the Credit Agreement bear interest at a margin above the Alternate Base Rate or the Eurodollar Rate (each as defined in the Credit Agreement), as selected by us. The margin above such rates, and the fee on the unfunded portions of the Revolver will vary quarterly based on our combined consolidated ratio of debt to Adjusted EBITDA (as defined in the Credit Agreement). As of December 31, 2007, the borrower’s margin above the Eurodollar Rate on borrowings under the Credit Agreement was 2.50%. The maximum margin for Eurodollar Rate borrowings is 2.50%. The maximum margin for Alternate Base Rate borrowings is 1.50%. As of December 31, 2007, the fee for the unfunded portion of the Revolver was 0.375%.

The Credit Agreement contains certain financial and other covenants. These include a minimum interest coverage ratio of 1.50 to 1.00 beginning March 31, 2008 through June 30, 2008 which increases to 1.75 to 1.00 on September 30, 2008 through December 31, 2008, to 2.00 to 1.00 on March 31, 2009 through December 31, 2009, to 2.25 to 1.00 on March 31, 2010 through December 31, 2010, and to 2.50 to 1.00 on March 31, 2011. The Credit Agreement has financial covenants that require that the maximum total debt to Adjusted EBITDA (as defined in the Credit Agreement) ratio can be no more than 8.50 to 1.00 beginning March 31, 2008, which reduces to 8.25 to 1.00 on June 30, 2008, to 8.00 to 1.00 on September 30, 2008, to 7.75 to 1.00 on December 31, 2008, to 7.50 to 1.00 on March 31, 2009, to 7.25 to 1.00 on June 30, 2009, to 7.00 to 1.00 on September 30, 2009, to 6.75 to 1.00 on December 31, 2009, to 6.25 to 1.00 on March 31, 2010, to 6.00 to 1.00 on June 30, 2010 through December 31, 2010, to 5.75 on March 31, 2011, to 5.5 to 1.00 on June 30, 2011 through September 30, 2011, and to 5.00 to 1.00 on December 31, 2011. In addition, total senior secured debt to Adjusted EBITDA (as defined in the Credit Agreement) can be no more than 2.25 to 1.00 beginning March 31, 2008 through June, 30, 2008 and reduces to 2.00 to 1.00 on September 30, 2008. The covenants limit our ability to incur additional indebtedness; issue preferred stock or provide guarantees; create liens on assets; engage in mergers or consolidations; sell assets; pay

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Restated) (Continued)

dividends, make distributions or repurchase our own capital stock; make investments, loans or advances; make certain acquisitions; engage in certain transactions with affiliates; capital expenditures and fundamentally change our business. All obligations under the Credit Agreement are secured by substantially all of our assets with the exception of the collateral securing the CMBS Loans, the Land Loan and other excluded items as described in the Credit Agreement.

CMBS Loans (Restated)

In connection with the Merger, on November 7, 2007, a number of wholly-owned unrestricted direct and indirect subsidiaries of Station (collectively, the “CMBS Borrower”) entered into a mortgage loan and related mezzanine financings in an aggregate principal amount of $2.475 billion (the “CMBS Loans”), for the purpose of financing the Merger consideration payable to the Company’s stockholders upon consummation of the Merger and paying fees and expenses incurred in connection with the Merger.

The CMBS Loans are collateralized by substantially all fee and leasehold real property comprising Palace Station, Boulder Station, Sunset Station and Red Rock (collectively, the “CMBS Property”) and will mature in November 2009, subject to three one-year extensions as defined in the CMBS Loans. Interest on the CMBS Loans is equal to one-month LIBOR plus 2.3% per annum. The CMBS Borrower is required to hedge the LIBOR interest rate such that it will not exceed 5.5% on a blended basis. As a result, the CMBS Borrower purchased an interest rate cap with a $1.11 billion notional amount and a strike price of 5.77% for an initial premium of $3.6 million. This premium is being amortized to interest expense ratably over the term of the interest rate cap. In addition, the CMBS Borrower entered into an interest rate swap with a notional amount of $1.36 billion terminating in November 2012. As of December 31, 2007, we paid a fixed rate of 5.3% and received one-month LIBOR which approximated 5.0%. Although economically effective, this interest rate swap is not designated as a hedging instrument for accounting purposes, resulting in the gain or loss reported in earnings. For the year ended December 31, 2007, we recorded a loss of $30.7 million, related to the change in fair value of this interest rate swap on our consolidated statement of operations.

The loan documents for the CMBS Loans (the “CMBS Loan Documents”) contain a number of covenants that, among other things, restrict, subject to certain exceptions, each wholly-owned unrestricted direct and indirect subsidiary’s ability to incur additional indebtedness; create liens on assets; engage in mergers or consolidations; sell assets; pay dividends or make distributions; make investments, loans or advances; make certain acquisitions; engage in certain transactions with affiliates; and fundamentally change its business. In addition, the CMBS Loan Documents require the CMBS Borrower to maintain a minimum lease coverage ratio and also contain certain customary affirmative covenants and certain events of default. The CMBS Loan Documents also require the CMBS Borrower to fund specific reserves (as defined in the CMBS Loan Documents).

Senior and Senior Subordinated Notes

On August 15, 2006, we issued $400.0 million of 7 3/4% senior notes due August 15, 2016. On March 13, 2006, we issued $300.0 million of 6 5/8% senior subordinated notes due March 2018. Proceeds from the sale of the notes were used to reduce a portion of the amount outstanding on our Revolving Facility.

During 2005, we redeemed the remaining $16.9 million of outstanding 8 3/8% senior notes due 2008 and $17.4 million of outstanding 9 7/8% senior subordinated notes due 2010. As a result of these redemptions, we recorded a loss on early retirement of debt of approximately $1.3 million in the year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Restated) (Continued)

ended December 31, 2005 to reflect the write-off of the unamortized loan costs, discounts and call premium.

The indentures (the “Indentures”) governing our senior and senior subordinated notes (the “Notes”) contain certain customary financial and other covenants, which limit our and our subsidiaries’ ability to incur additional debt. At December 31, 2007, our Consolidated Coverage Ratio (as defined in the Indentures) was 2.11 to 1.00. The Indentures provide that we may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio is at least 2.00 to 1.00. In the event our Consolidated Coverage Ratio is below 2.00 to 1.00, the covenant limits our ability to incur additional indebtedness for borrowings under the Revolver not to exceed the greater of $200 million or 1.5 times Operating Cash Flow (as defined in the Indentures) for the four most recent quarters, plus $15 million. The Indentures also give the holders of the Notes the right to require us to purchase the Notes at 101% of the principal amount of the Notes plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in the Indentures) of the Company. In addition, the indenture governing the senior notes contains a limitation on liens we can incur.

Corporate Office Lease

In November 2007, we entered into a sale-leaseback agreement related to our corporate office building with a third party real estate investment firm. We sold the corporate office building for approximately $70 million and subsequently entered into a lease with the purchaser for an initial period of 20 years with four options to extend the lease, each option for an extension of five years. Annual lease payments for the first year will be approximately $5.3 million and will increase approximately 1.2% annually to approximately $6.7 million in the final year of the original term. In conjunction with the sale, we recorded an impairment loss of approximately $8.6 million which is included on our consolidated statement of operations. The lease also contains two options for us to repurchase the corporate office building, one option at the end of the fifth year of the lease term and a second option at the end of the tenth year of the lease term, which is considered continuing involvement under SFAS 98, “Accounting for Leases; Sale-Leaseback Transactions Involving Real Estate; Sales-Type Leases of Real Estate; Definition of Lease Term; Initial Direct Costs of Direct Financing Leases”. Because of this continuing involvement, the sale-leaseback transaction is being accounted for as a financing transaction, with the sales proceeds recorded as a liability and the lease payments recorded as interest expense. In addition, we continue to include the corporate office building within property and equipment, net on our consolidated balance sheet and it continues to be depreciated. During the Successor Period and the Predecessor Period, we recorded approximately $0.8 million and $0.1 million, respectively, of interest expense related to this lease. Future minimum lease payments related to this lease are approximately $5.3 million, $5.3 million, $5.4 million, $5.5 million and $5.5 million for the years ended December 31, 2008, 2009, 2010, 2011 and 2012, respectively.

The estimated fair value of our long-term debt at December 31, 2007 was approximately $5.0 billion, compared to the book value of approximately $5.2 billion. At December 31, 2006, the estimated fair value of our long-term debt was approximately $3.3 billion, compared to the book value of $3.5 billion. The estimated fair value amounts were based on quoted market prices on or about December 31, for our debt securities that are publicly traded. For the Revolver, the Term Loan and the CMBS Loans, the fair value approximates the carrying amount of the debt due to short-term maturities of the individual components of the debt.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Restated) (Continued)

Scheduled maturities of long-term debt are as follows (amounts in thousands):

Years ending December 31,
2008	$2,610
2009	12,071
2010	2,620
2011	2,629
2012	3,432,846
Thereafter	1,718,373
Total	$5,171,149

Interest Rate Swaps

In November 2007, we terminated a fair value hedge interest rate swap with a notional amount of $50.0 million, which was due to terminate in April 2012. The fair value hedge interest rate swap was terminated at market value and, as a result, we paid approximately $1.2 million. This fair value hedge interest rate swap was tied directly to our $450 million 6.0% senior notes. The mark-to-market adjustment is being amortized as interest expense over the remaining contract life of the interest rate swap.

The difference between amounts received and paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or an addition to, interest expense as incurred over the life of the swaps. The net effect of the interest rate swaps resulted in an increase in interest expense of approximately $1.1 million for the Successor Period and a reduction of interest expense of approximately $0.7 million, $0.2 million and $2.1 million for the Predecessor Period and the years ended December 31, 2006 and 2005, respectively.

11. Due to Unconsolidated Affiliate

On February 16, 2007, Green Valley Ranch entered into a new $830 million credit facility (the “Green Valley Facility”). Proceeds from the Green Valley Facility were used to repay outstanding borrowings under the previous revolving facility and term loan, as well as fund an equal distribution to the members which was comprised of approximately $185 million in distributions to each member and a $100 million promissory note from each member for a total of approximately $570 million. The $100 million promissory note is at an interest rate of 7% and matures on February 15, 2012. (See Note 19—Subsequent Events—Green Valley Ranch Notes).

12. Commitments and Contingencies

Leases

Boulder Station Lease

We entered into a ground lease for 27 acres of land on which Boulder Station is located. We lease this land from KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the “Related Lessor”), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of Station and Lorenzo J. Fertitta, Vice Chairman and President of Station. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $183,333 through June 2008. In July 2008, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2013,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals with the next option in June 2008, to purchase the land at fair market value. Our leasehold interest in the property is subject to a lien to secure borrowings under the CMBS Loan Documents.

Texas Station Lease

We entered into a ground lease for 47 acres of land on which Texas Station is located. We lease this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $337,417 through June 2010. In July 2010, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. In July 2015, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, we have an option, exercisable at five-year intervals with the next option in May 2010, to purchase the land at fair market value. Our leasehold interest in the property is subject to a lien to secure borrowings under the Credit Agreement.

Wild Wild West Lease

We exercised our option to purchase the 19-acre parcel of land on which Wild Wild West is located in 2003 which was to occur in July 2005 at a purchase price of $36 million. We have extended the date for the close of escrow to no later than January 2009. Additionally, the lease expense was reduced from $2.9 million to $1.6 million per year beginning in July 2005. No amounts related to this purchase option have been recorded on our consolidated balance sheets at December 31, 2007 and 2006.

CMBS Lease

In connection with the financing of the CMBS Loans, certain Station subsidiaries (the “Operating Subsidiaries”) entered into an amended and restated purchase and sale agreement with a wholly-owned subsidiary of Station, which immediately prior to the closing of the CMBS Loans, assigned its rights and obligations under the amended and restated purchase and sale agreement to a newly created subsidiary of the Company, the CMBS Borrower. Pursuant this purchase and sale agreement, the CMBS Property was sold to the CMBS Borrower. Immediately following the sale, such CMBS Property was leased back to the Company pursuant to a master lease with an initial term of fifteen years and extension terms for an aggregate of ten additional years. The Company in turn subleased each parcel of the CMBS Property back to the Operating Subsidiaries, with each such sublease having the same term as the master lease. All transactions related to this lease are intercompany in nature and as such eliminate upon consolidation.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

Operating Leases

We lease several parcels of land, buildings and equipment used in our operations. Leases on various parcels ranging from 2.5 acres to 47 acres have terms expiring between February 2008 and August 2103. Future minimum lease payments required under these operating leases and other non-cancelable operating leases are as follows (amounts in thousands):

Years ending December 31,
2008	$10,466
2009	8,968
2010	8,968
2011	8,410
2012	7,316
Thereafter	313,618
Total	$357,746

Rent expense totaled approximately $1.2 million and $8.5 million for the Successor Period and Predecessor Period, respectively, and $12.4 million and $12.8 million for the years ended December 31, 2006 and 2005, respectively.

Las Vegas Development

Aliante Station

In December 2005, we entered into an agreement with the Greenspun Corporation to develop Aliante Station, a hotel and casino in the Aliante master-planned community located in North Las Vegas, Nevada. We are developing and will manage the facility, to be located on a gaming-entitled 40-acre site on the northeast corner of Interstate 215 and Aliante Parkway, which was contributed by the Greenspun Corporation for their 50% ownership in the joint venture. We will receive a management fee equal to 2% of the property’s revenues and approximately 5% of EBITDA. The first phase of Aliante Station is expected to include a hotel, casino, multiple full-service restaurants and a multi- screen movie theater complex. Construction on Aliante Station began in February 2007. Pursuant to the terms of the agreement, in January 2006, we contributed a 54 acre site located on Losee Road in North Las Vegas, Nevada, as well as approximately $2.2 million, for our 50% ownership in the joint venture. As of December 31, 2007, we have contributed an additional $79.5 million to fund design and development costs.

In October 2007, we completed financing for Aliante Station (the “Aliante Financing”). The Aliante Financing was completed with a group of banks and provides for borrowings up to $430 million at a margin above the LIBOR rate of up to 325 basis points. The loan requires initial equity contributions from each partner, Station and G.C. Investments, LLC (G.C. Investments, LLC being principally owned by members of the Greenspun family) of $105 million and equity contributions for a completion guarantee, if necessary, for project costs that exceed $618 million exclusive of land acquisition costs and financing costs. The completion guarantee is a joint and several obligation of each partner, with G.C. Investment, LLC’s obligation collateralized.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

Rancho Road

In December 2006, we entered into an amended and restated operating agreement with FBLV Holding Company LLC (“FBLV”). Pursuant to the amended and restated operating agreement, the parties contributed approximately 52 acres (with approximately 20 acres contributed by us for our 50% ownership and approximately 32 acres contributed by FBLV for their 50% ownership) of improved and unimproved real property located along Rancho Road south of Palace Station in Las Vegas, Nevada into a joint venture. It is anticipated that the joint venture will develop, construct and manage, pursuant to a master development plan, a mixed-use residential, retail and entertainment project on all or a portion of such property. The timing, cost and scope of the project have yet to be determined. As of December 31, 2007, we have contributed an additional $24.7 million to fund the acquisition of additional property and design and development costs.

Native American Development

The Federated Indians of Graton Rancheria

We have entered into Development and Management Agreements with the Federated Indians of Graton Rancheria (the “FIGR”), a federally recognized Native American tribe. Pursuant to those agreements, we will assist the FIGR in developing and operating a gaming and entertainment project to be located in Sonoma County, California. The FIGR selected us to assist them in designing, developing and financing their project and, upon opening, we will manage the facility on behalf of the FIGR. The Management Agreement has a term of seven years from the opening of the facility and we will receive a management fee equal to 24% of the facility’s net income. We will also receive a development fee equal to 2% of the cost of the project upon the opening of the facility.

In October 2003, the FIGR entered into a Memorandum of Understanding with the City of Rohnert Park. In August 2005, we purchased 270 acres of land just west of the Rohnert Park city limits in Sonoma County, California. In March 2006, we purchased an additional 4.7 acres adjacent to the previously acquired property. The property purchased is approximately one-quarter mile from Highway 101 and approximately 43 miles from downtown San Francisco. Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the DOI accepting a portion of the land into trust on behalf of the FIGR and approval of the Management Agreement by the NIGC. Prior to obtaining third-party financing, we will contribute significant financial support to the project. As of December 31, 2007, we have advanced approximately $140.3 million toward the development of this project, primarily to complete the environmental impact study and secure real estate for the project, which is included on our consolidated balance sheets. Funds advanced by us are expected to be repaid from the proceeds of the project financing or from the FIGR’s gaming revenues. In addition, we have agreed to pay approximately $11.3 million upon achieving certain milestones, which will not be reimbursed. As of December 31, 2007, approximately $2.0 million of these payments had been made and were expensed in development expense as incurred. The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurances when or if these approvals will be obtained.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

Gun Lake Tribe

On November 13, 2003, we agreed to purchase a 50% interest in MPM Enterprises, LLC, a Michigan limited liability company (“MPM”). Concurrently with our agreement to purchase that interest, MPM and the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe (“Gun Lake”), entered into amended Development and Management Agreements, pursuant to which MPM agreed to assist Gun Lake in developing and operating a gaming and entertainment project to be located in Allegan County, Michigan. On July 29, 2005, MPM and Gun Lake entered into amended and restated Development and Management Agreements. We have agreed to pay $6.0 million for our 50% interest in MPM, which is payable upon achieving certain milestones and is not reimbursable. As of December 31, 2007, approximately $2.0 million of these payments had been made and were expensed in development expense as incurred. An additional $12.0 million in total may be paid by us in years six and seven of the amended and restated Management Agreement, subject to certain contingencies. Under the terms of the amended and restated Development Agreement, we have agreed to arrange financing for the ongoing development costs and construction of the project. As of December 31, 2007, we have advanced approximately $38.3 million toward the development of this project, primarily to complete the environmental assessment and secure real estate for the project, which is included on our consolidated balance sheets. Funds advanced by us are expected to be repaid from the proceeds of the project financing or from Gun Lake’s gaming revenues. The amended and restated Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 30% of the project’s net income to be paid to MPM. Pursuant to the terms of the MPM Operating Agreement, our portion of the management fee is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees and 93% of any management fees in excess of $48 million.

The proposed project will be located on approximately 146 acres on Highway 131 near 129th Avenue, approximately 25 miles north of Kalamazoo, Michigan. As currently contemplated, the project will include slot machines, table games, a buffet and specialty restaurants. Construction of the project includes the conversion of an existing 192,000 square-foot building into the casino and entertainment facility. Development of the gaming and entertainment project and operation of Class III gaming is subject to certain governmental and regulatory approvals, including, but not limited to, the Michigan legislature’s ratification of a gaming compact signed by the Governor of the State of Michigan, the DOI taking the land into trust on behalf of Gun Lake and approval of the Management Agreement by the NIGC. On February 27, 2004, the DOI issued a Finding Of No Significant Impact with respect to the proposed project. On May 13, 2005, the DOI published in the Federal Register a Notice of Final Agency Determination (the “Determination”) to take certain land into trust for the benefit of Gun Lake. The publication commenced a thirty-day period in which interested parties could seek judicial review of the Determination. On June 13, 2005, Michigan Gambling Opposition filed a complaint (the “Complaint”) in the United States District Court, District of Columbia, seeking declaratory and injunctive relief against the DOI and officials of the DOI. The Complaint seeks judicial review of the Determination. On July 27, 2005, Gun Lake filed a motion to intervene in that lawsuit. On September 1, 2005, the District Court granted Gun Lake’s motion to intervene. On January 6, 2006, Gun Lake filed a motion for judgment on the pleadings or, in the alternative, for summary judgment. Also on January 6, 2006, the DOI filed a motion to dismiss or, in the alternative, for summary judgment. By May 2006, all responsive pleadings had been filed and the case was ready for consideration by the District Court. On October 27, 2006, the Department of Justice filed a Notice with the District Court indicating that the DOI planned to take the 146-acre site into

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

trust on January 5, 2007, if the plaintiffs did not seek injunctive relief or failed to persuade the court to issue any relief precluding the DOI from doing so. The DOI subsequently amended that date to March 5, 2007, in order to provide the Court sufficient time to render its decision. The Court set oral arguments on the parties’ motions to dismiss or, in the alternative, for summary judgment for November 29, 2006. Oral arguments were heard on that date. On February 23, 2007, the District Court issued its decision in favor of the DOI and Gun Lake, finding that there were no facts which would entitle plaintiffs to any relief on the four issues raised in the Complaint, and granted the parties’ motion to dismiss or, in the alternative for summary judgment (the “Dispositive Motions”). On March 1, 2007, the plaintiffs filed a motion for stay pending appeal with the District Court. On March 5, 2007, the District Court granted the plaintiffs’ motion for stay pending appeal, thereby precluding the DOI from taking the site into trust for the benefit of Gun Lake until the District Court’s decision granting the Dispositive Motions has been reviewed on appeal. On March 22, 2007, plaintiffs filed a notice of appeal of the District Court’s decision granting the Dispositive Motions with the United States Court of Appeals for the District of Columbia Circuit. On May 21, 2007, the plaintiffs filed their appellate brief. On July 6, 2007, the DOI and Gun Lake filed their responsive briefs. On July 30, 2007, the plaintiffs filed their reply brief. Oral arguments were heard on October 19, 2007. The parties are currently waiting for the appellate court to render its decision. As with all litigation, no assurances can be provided as to the outcome of this lawsuit.

On March 9, 2007, Gun Lake and the State of Michigan entered into a tribal-state Class III gaming compact. The compact is subject to approval by the Michigan Legislature and, if approved, will regulate gaming at Gun Lake’s proposed gaming and entertainment project to be developed on the site. On August 8, 2007, the Michigan House of Representatives ratified the compact. No assurances can be provided as to whether the Michigan Senate will approve the compact. Prior to obtaining third-party financing, we will contribute significant financial support to the project. The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurances when or if these approvals will be obtained.

Mechoopda Indian Tribe

We have entered into Development and Management Agreements with the Mechoopda Indian Tribe of Chico Rancheria, California (the “MITCR”), a federally recognized Native American tribe. Pursuant to those agreements, we will assist the MITCR in developing and operating a gaming and entertainment facility to be located on a portion of an approximately 650-acre site in Butte County, California, at the intersection of State Route 149 and Highway 99, approximately 10 miles southeast of Chico, California and 80 miles north of Sacramento, California. Under the terms of the Development Agreement, we have agreed to arrange the financing for the ongoing development costs and construction of the facility. Funds advanced by us are expected to be repaid from the proceeds of the project financing or from the MITCR’s gaming revenues. As of December 31, 2007, we have advanced approximately $9.8 million toward the development of this project, primarily to complete the environmental assessment and secure real estate for the project, which is included on our consolidated balance sheets. In addition, we have agreed to pay approximately $2.2 million of payments upon achieving certain milestones, which will not be reimbursed. As of December 31, 2007, $50,000 of these payments had been made and were expensed in development expense as incurred. The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility’s net income. As currently contemplated, the facility will include slot machines, table games and dining and entertainment amenities. Development of the facility is subject to certain governmental and regulatory approvals, including, but not limited to,

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

negotiating a gaming compact with the State of California, the DOI accepting land into trust on behalf of the MITCR and approval of the Management Agreement by the NIGC. Prior to obtaining third-party financing, we will contribute significant financial support to the project. The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurances when or if these approvals will be obtained.

North Fork Rancheria of Mono Indian Tribe

We have entered into Development and Management Agreements with the North Fork Rancheria of Mono Indians (the “Mono”), a federally recognized Native American tribe located near Fresno, California. Pursuant to those agreements, we will assist the Mono in developing and operating a gaming and entertainment facility to be located in Madera County, California. We have purchased, for the benefit of the Mono, a 305-acre parcel of land located on Highway 99 north of the city of Madera. Under the terms of the Development Agreement, we have agreed to arrange the financing for the ongoing development costs and construction of the facility. Funds advanced by us are expected to be repaid from the proceeds of the project financing or from the Mono’s gaming revenues. As of December 31, 2007, we have advanced approximately $12.4 million toward the development of this project, primarily to complete the environmental impact study and secure real estate for the project, which is included on our consolidated balance sheets. In addition, we have agreed to pay approximately $1.3 million of payments upon achieving certain milestones, which will not be reimbursed and will be expensed as incurred. As of December 31, 2007, none of these payments had been made. The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility’s net income. As currently contemplated, the facility will include slot machines, table games, restaurants, a hotel and entertainment amenities. Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the DOI accepting the land into trust on behalf of the Mono and approval of the Management Agreement by the NIGC. Prior to obtaining third-party financing, we will contribute significant financial support to the project. The timing of this type of project is difficult to predict, and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurances when or if these approvals will be obtained.

13. Stockholders’ Equity (Restated)

Successor Period

Common Stock

We are authorized to issue up to 10,000 shares of voting common stock, $0.01 par value per share. At December 31, 2007, there were 41.7 shares of voting common stock issued and outstanding. Each holder of issued and outstanding shares of voting common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of our voting common stock have no cumulative voting, conversion or redemption rights. Under the Equityholders Agreement of Station, FCP and Fertitta Partners, as amended, in certain circumstances, FCP VoteCo, as the holder of Station’s voting common stock, shall have the preemptive right to purchase or subscribe to any voting stock to be sold or issued by Station on the terms and conditions as such voting stock is being offered and sold or issued. Certain actions defined as Major Actions in the Equityholders Agreement of Station, FCP and Fertitta Partners, as amended, require the approval of Thomas J. Barrack, Jr. and at least one of

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Restated) (Continued)

Frank J. Fertitta III or Lorenzo J. Fertitta. Subject to any preferences that may be granted to the holders of our preferred stock, each holder of voting common stock is entitled to receive ratably, such dividends as may be declared by our Board of Directors out of funds legally available therefore, as well as any distributions to the stockholders and, in the event of our liquidation, dissolution or winding up is entitled to share ratably in all our assets remaining after payment of liabilities.

Non-Voting Common Stock

We are authorized to issue up to 100,000,000 shares of non-voting common stock, $0.01 par value per share. At December 31, 2007, there were 41,674,838 shares of non-voting common stock issued and outstanding. Holders of issued and outstanding shares of non-voting common stock are not entitled to vote on any matters to be voted on by the stockholders of the Company and are not to be included in determining the number of shares voting or entitled to vote. Holders of our non-voting common stock have no cumulative voting, conversion or redemption rights. Under the Equityholders Agreement of Station, FCP and Fertitta Partners, as amended, in certain circumstances, holders of non-voting common stock shall have the preemptive right to purchase or subscribe to any equity interests (other than voting stock) to be sold or issued by Station on the same terms and conditions as such equity interests are being offered and sold or issued. Subject to any preferences that may be granted to the holders of our preferred stock, each holder of non-voting common stock is entitled to receive ratably, such dividends as may be declared by our Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders and, in the event of our liquidation, dissolution or winding up is entitled to share ratably in all our assets remaining after payment of liabilities.

Preferred Stock

We are authorized to issue up to 10,000 shares of preferred stock, $0.01 par value per share of which none are issued. The Board of Directors, without further action by the holders of our common stock, may issue shares of preferred stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences, conversion rights and the description and number of shares constituting any wholly unissued series of preferred stock. Except as described above, our Board of Directors, without further stockholder approval, may issue shares of preferred stock with rights that could adversely affect the rights of the holders of our common stock. The issuance of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change of control of Station or other corporate action.

Predecessor Period

Common Stock

During the Predecessor Period, we paid a quarterly cash dividend of $0.2875 per share to stockholders of record on February 26, 2007, May 21, 2007 and October 5, 2007 for approximately $49.1 million.

During the year ended December 31, 2006, we paid a quarterly cash dividend of $0.25 per share to stockholders of record on February 10, 2006, May 12, 2006 and $0.2875 per share to stockholders of record on August 11, 2006 and November 13, 2006 for a total of $65.4 million.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Stockholders’ Equity (Restated) (Continued)

Treasury Stock

During the Predecessor Period, we repurchased approximately 1.3 million shares of our common stock for approximately $110.2 million, primarily through open market purchases. As of November 7, 2007, upon consummation of the Merger, all of our treasury stock was cancelled and retired.

Other Comprehensive Income (Restated)

SFAS 130, “Reporting Comprehensive Income”, requires companies to disclose other comprehensive income and the components of such income. Comprehensive income is the total of net income and all other non stockholder changes in equity. For the Successor Period, Predecessor Period and the years ended December 31, 2006 and 2005, we recorded the mark-to-market valuation of our interest rate swaps and our 50% interest in the mark-to-market valuation of the interest rate swaps at Green Valley Ranch and Aliante Station, as well as the unrealized gain on available-for-sale securities and the amortization of the unrecognized pension and postretirement benefit plan liabilities as other comprehensive (loss) income. Comprehensive (loss) income was computed as follows (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated- See Note 21)
Net (loss) income	$(337,900)	$(57,656)	$110,212	$161,886
Mark-to-market valuation of interest rate swaps, net of tax	1,314	(7,179)	(636)	635
Unrealized (loss) gain on available-for-sale securities, net of tax	(119)	607	—	—
Amortization of unrecognized pension and postretirement benefit plan liabilities, net of tax	3,665	513	—	—
Comprehensive (loss) income	$(333,040)	$(63,715)	$109,576	$162,521

The components of accumulated other comprehensive loss are as follows (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
	(As Restated- See Note 21)
Mark-to-market valuation of interest rate swaps, net of tax	$(6,477)	$(612)
Unrealized gain on available-for-sale securities, net of tax	488	—
Amortization of unrecognized pension and postretirement benefit plan liabilities, net of tax	(5,992)	—
Adoption of SFAS 158, net	—	(10,170)
Accumulated other comprehensive loss	$(11,981)	$(10,782)

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation

Successor Period

Long-term incentive compensation is provided in the form of non-voting limited liability company membership interests in FCP and Fertitta Partners pursuant to the Second Amended and Restated Operating Agreement of Fertitta Colony Partners and the Amended and Restated Operating Agreement of Fertitta Partners, respectively (collectively “the Operating Agreements”). The Operating Agreements allow certain officers and members of management of the Company to participate in the long-term growth and financial success of the Company through indirect ownership of Class B Units and direct ownership of Class C Units in FCP and Fertitta Partners. The purpose is to promote the Company’s long-term growth and profitability by aligning the interests of the Company’s management with the interests of the owners of the Company and by encouraging retention. Upon the consummation of the Merger, certain members of management were awarded indirect ownership of Class B Units and direct ownership of Class C Units in each of FCP and Fertitta Partners. The Class C Units include certain call and put provisions as defined in the Operating Agreements, such that under certain circumstances, within ninety days after termination, in certain cases, of the Class C Unit holder’s employment with Station, FCP and Fertitta Partners can call the Class C Units and the employee that holds the Class C Units can put the Class C Units back to FCP and Fertitta Partners. The conditions that could result in the employee putting the Class C Units back to FCP and Fertitta Partners are either contingent or within the control of the issuer.

At December 31, 2007, we had unearned share-based compensation of approximately $60.0 million associated with Class B and Class C Units which is expected to be recognized over a period of approximately 4.8 years. During the Successor Period, approximately 6.9 million Class B Units were granted with a weighted-average grant-date fair value of $44.92. Of the Class B Units granted, approximately 6.4 million units vested immediately and the remaining units vest equally over five years. In addition, approximately 1.4 million Class C Units were granted in the Successor Period with a weighted-average grant-date fair value of $28.54. The Class C Units vest equally over five years.

The Company determined the fair value associated with these units based on a third-party valuation taking into account the estimated enterprise value of the Company, expected term of the units of six years, expected volatility of 30% based on expected volatility of equity instruments of comparable companies and a risk free rate of 4.01%. The estimated fair value of the units, less an assumed forfeiture rate, will be recognized in expense on a straight-line basis over the requisite service periods of the awards.

Predecessor Period

Prior to the Merger, the stockholders approved and we adopted the 2005 Stock Compensation Plan (the “2005 Plan”) which provided for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards (collectively, the “Awards”). Individuals eligible to receive Awards under the 2005 Plan included employees, directors and independent contractors of the Company and its subsidiaries and other entities controlled by us. However, incentive stock options could be granted only to an employee of ours or a subsidiary of ours. Upon adoption of the 2005 Plan, no additional grants of awards could be made under the following plans of Station (the “Prior Plans”): (i) the Incentive Stock Option Plan, (ii) the Compensatory Stock Option Plan, (iii) the Restricted Share Plan, (vi) the Non-employee Director Stock Option Plan, (v) the 1999 Compensatory Stock Option Plan, and (vi) the 1999 Share Plan.

Pursuant to the Merger discussed in Note 1, each share of Station restricted stock vested and was cancelled and converted into the right to receive $90.00 in cash, without interest and less any applicable

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

payroll withholding taxes, while each stock option outstanding under Station’s stock plans was cancelled and extinguished, and the holder of any such stock option was entitled to receive an amount in cash equal to the product of (i) the number of shares of Station common stock subject to such stock option and (ii) the excess, if any, of $90.00 over the exercise price per share of such stock option, without interest and less any applicable payroll withholding taxes. As a result, $124.9 million in previously unrecognized compensation expense was recognized during the Predecessor Period and is included in merger transaction costs on the consolidated statement of operations. The Predecessor share-based compensation plans were discontinued in connection with the Merger.

Summarized information for the 2005 Plan and Prior Plans, collectively, is as follows:

	Options	Weighted average exercise price	Restricted Shares	Weighted average grant date fair value	Total
Outstanding at December 31, 2005	2,314,182	$12.12	2,124,594	$37.24	4,438,776
Granted	—	—	1,374,100	$68.21	1,374,100
Exercised/Lapsed	(120,325)	$12.99	(436,740)	$30.13	(557,065)
Canceled	(6,750)	$15.26	(34,600)	$55.17	(41,350)
Outstanding at December 31, 2006	2,187,107	$12.07	3,027,354	$52.12	5,214,461
Granted	—	—	—	—	—
Exercised/Lapsed	(46,050)	$12.17	(419,223)	$46.67	(465,273)
Canceled	(400)	$16.81	(400)	$64.67	(800)
Accelerated vest	(2,140,657)	$12.06	(2,607,731)	$52.99	(4,748,388)
Outstanding at November 7, 2007	—	$—	—	$—	—
Exercisable at November 7, 2007	—	$—
Available for grant at November 7, 2007					—

As of December 31, 2006, 2,069,407 of the options were vested and exercisable with a weighted average exercise price of $11.81 and 1,108,632 were available for grant.

Stock Options

No stock options have been issued since 2003 resulting in no assumptions for dividend yield, expected volatility, risk-free interest rate or expected term of option for 2007, 2006 or 2005.

The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the stock option. Total intrinsic value of stock options exercised was $3.3 million, $6.9 million and $87.4 million for the Predecessor Period and the years ended December 31, 2006 and 2005, respectively.

Net cash proceeds from the exercise of stock options were $0.6 million, $1.6 million and $19.0 million for the Predecessor Period and the years ended December 31, 2006 and 2005, respectively. The actual income tax benefit realized from stock option exercises was $0, $3.1 million and $31.8 million for the same periods, respectively.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

Restricted Stock

During the years ended December 31, 2006 and 2005, we granted 1,374,100 and 137,000, respectively, of restricted stock awards at a weighted-average grant date fair value of $68.21 and $66.33 for the same periods. There were no restricted stock grants in 2007. The total fair value of restricted shares that vested for the Predecessor Period and the years ended December 31, 2006 and 2005 was $35.7 million, $32.4 million and $30.5 million, respectively. In addition, the fair value of restricted shares that vested due to the Merger on November 7, 2007 was $234.7 million for the Predecessor Period.

The following table represents where recorded share-based compensation expense was classified in the accompanying consolidated statements of operations (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Casino expense	$—	$311	$359	$229
Food & beverage expense	—	—	44	56
Room expense	—	—	12	1
Selling, general & administrative	542	2,236	2,567	1,787
Corporate	287,145	13,384	18,163	8,534
Merger transaction costs	—	124,850	—	—
Development	443	1,842	2,327	1,485
Preopening	—	492	223	367
Total share-based compensation	288,130	143,115	23,695	12,459
Tax benefit	(100,846)	(50,090)	(8,293)	(4,361)
Total share-based compensation, net of tax	$187,284	$93,025	$15,402	$8,098

Had compensation expense for the 2005 Plan and Prior Plans been determined in accordance with SFAS 123, the effect on our net income would have been as follows (amounts in thousands):

For the year ended December 31, 2005
Net income:
As reported	$161,886
Share-based compensation expense reported in net income	—
Additional share-based compensation expense under fair value method	(2,646)
Pro forma net income	$159,240

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Executive Compensation Plans

We have employment agreements with certain of our executive officers. These contracts provide for, among other things, an annual base salary, supplemental long-term disability and supplemental life insurance benefits in excess of our normal coverage for employees. In addition, we have adopted a Supplemental Executive Retirement Plan for our Chief Executive Officer and President and a Supplemental Management Retirement Plan for certain key executives as selected by our Board of Directors. Other executive plans include a Deferred Compensation Plan and a Long-Term Stay-On Performance Incentive Plan.

16. Retirement Plans

Effective as of November 30, 1994, we adopted the Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded defined benefit plan for the Chief Executive Officer and President as sole participants. On January 21, 2005, Station amended the SERP (the “First SERP Amendment”). The purpose of the First SERP Amendment was to (i) increase the Early Retirement Date (as defined in the SERP) for participants from age 45 to age 50, (ii) increase the Normal Retirement Date (as defined in the SERP) for the participants from age 55 to age 60, (iii) add the President of the Company as a participant, and (iv) include the average annual bonus (in addition to base salary) earned by participants for the three most recent fiscal years in determining Final Annual Compensation (as defined in the SERP). On November 7, 2007, Station further amended the SERP for the purpose of updating the “Change of Control” definition and confirming that the Merger would not constitute a “Change of Control” for purposes of the plan.

Effective as of November 30, 1994, we adopted the Supplemental Management Retirement Plan (the “SMRP”), which is an unfunded defined benefit plan. Certain key executives (other than the Chief Executive Officer and President) as selected by the Board of Directors are able to participate in the SMRP.  On November 7, 2007, Station amended the SMRP for the purpose of updating the “Change of Control” definition under the plan and confirming that the Merger would not constitute a “Change of Control” for purposes of the plan.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Retirement Plans (Continued)

A reconciliation of the beginning and ending balances of the pension benefit obligation and fair value of the plan assets and the funded status is as follows (in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Change in pension benefit obligation:
Benefit obligation at beginning of year	$30,390	$28,491
Service cost	2,050	2,070
Interest cost	1,865	1,680
Net actuarial gain	(3,153)	(1,851)
Benefits paid	(223)	—
Curtailment	(2,349)	—
Benefit obligation at end of year	$28,580	$30,390
Change in plan assets:
Contribution by Station	$223	$—
Benefits paid	(223)	—
Fair value of plan assets at end of year	$—	$—
Funded status of the plan (underfunded)	$(28,580)	$(30,390)
Unrecognized net actuarial loss	—	—
Unrecognized actuarial loss	—	—
Net amount recognized	$(28,580)	$(30,390)
Amounts recognized in the consolidated balance sheet consist of:
Current liabilities	$(293)	$—
Accrued pension costs	(19,069)	(14,744)
Accumulated other comprehensive loss	(9,218)	(15,646)
Net amount recognized	$(28,580)	$(30,390)
Weighted average assumptions:
Discount rate	5.75%	5.50%
Salary rate increase	5.00%	5.00%

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Retirement Plans (Continued)

The components of the net periodic pension benefit cost consist of the following (in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Service cost	$303	$1,747	$2,070	$1,336
Interest cost	276	1,589	1,680	1,087
Amortization of prior service cost	46	265	312	312
Amortization actuarial losses	94	541	746	259
Net periodic pension cost	719	4,142	4,808	2,994
Curtailment charge	(20)	—	—	96
Total pension cost	$699	$4,142	$4,808	$3,090

We expect benefits of approximately $0.3 million to be paid in each of the next five years and approximately $1.5 million to be paid in aggregate for the five years thereafter. These estimates are based on assumptions about future events and as such, actual payments may vary significantly from these estimates.

401(k) Plan

We have a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50% of the first 4% of each participating employee’s compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. Our matching contribution was approximately $0.4 million, $3.2 million, $2.8 million and $2.2 million for the Successor Period, the Predecessor Period and the years ended December 31, 2006 and 2005, respectively.

17. Income Taxes (Restated)

We file a consolidated federal income tax return. For financial reporting purposes, we recorded an income tax benefit of $26.7 million and $15.3 million for the Successor Period and Predecessor Period, respectfully, and a provision for income taxes of $69.2 million and $94.3 million for the years ended December 31, 2006 and 2005, respectively.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Restated) (Continued)

The (benefit) provision for income taxes attributable to net income consists of the following (amounts in thousands):

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated - See Note 21)
Current	$(8,768)	$(8,399)	$30,753	$31,864
Deferred	(17,968)	(6,936)	38,487	62,477
Total income taxes	$(26,736)	$(15,335)	$69,240	$94,341

The income tax provision differs from that computed at the federal statutory corporate tax rate as follows:

	Successor	Predecessor
	Period from November 8, 2007 Through December 31, 2007	Period from January 1, 2007 Through November 7, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(As Restated - See Note 21)
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Lobbying and political	—	(0.3)	0.3	0.2
Fines and penalties	—	—	—	—
Meals and entertainment	—	—	—	—
Credits earned, net	—	1.2	(0.5)	(0.3)
Nondeductible officers compensation	—	1.8	3.4	1.7
Non-deductible transaction costs	—	(10.8)	—	—
Vesting of Class B and Class C Units	(27.7)	—	—	—
Golden parachute	—	(5.3)	—	—
Other, net	—	(0.6)	0.4	0.2
Effective tax rate	7.3%	21.0%	38.6%	36.8%

We recorded $23.3 million, $0, $3.1 million and $31.8 million as an increase to contributed capital for certain tax benefits from employee share-based compensation for the Successor Period, the Predecessor Period and the years ended December 31, 2006 and 2005, respectively. As part of the purchase accounting adjustment, $71.1 million of tax benefits from employee share-based compensation were recorded as a deferred tax asset related to net operating losses.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Restated) (Continued)

The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Deferred tax assets:
Accrued vacation, bonuses and group insurance	$5,818	$5,187
Preopening and other costs, net of amortization	9,048	700
Accrued benefits	21,075	26,305
Comprehensive income adjustments	28,765	—
Net operating loss carryover	109,746	—
FICA credits	5,513	—
Minimum tax credit carryover	26,795	—
Other deferred tax assets	8,040	8,295
Total deferred tax assets	$214,800	$40,487
Deferred tax liabilities:
Prepaid expenses and other	$(17,802)	$(16,573)
Temporary differences related to property and equipment	(532,743)	(122,295)
Goodwill	(9,104)	—
Long term debt (fair market value adjustment)	(81,536)	—
Intangibles	(367,253)	(14,670)
Total deferred tax liabilities	$(1,008,438)	$(153,538)
Net	$(793,638)	$(113,051)

At December 31, 2007, the Company had an Alternative Minimum Tax (“AMT”) credit carryforward of approximately $26.8 million. AMT credits are available to be carried forward indefinitely and may be utilized against regular U.S. corporate tax to the extent that they do not exceed computed AMT calculations. The Company expects to utilize all of its AMT credits.

At December 31, 2007, the Company had a general business credit carryforward for U.S. federal income tax purposes of approximately $5.5 million. The general business credit carryforward expires in 2026. Based on the Company’s projections of taxable income, the Company expects to utilize all of its general business credit carryforward.

As of December 31, 2007, the Company has a tax net operating loss carryover of approximately $313.5 million that expires in 2027. SFAS 109 requires that the tax benefit of a net operating loss be recorded as an asset. Management believes that the realization of this deferred tax asset is more likely than not based on expectations of future taxable income. We did not record a valuation allowance at December 31, 2007 or 2006 relating to recorded tax benefits because all benefits are more likely than not to be realized. At December 31, 2007, the Company has an income tax receivable of $17.2 million as a result of net operating loss carryback to the prior year.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Income Taxes (Restated) (Continued)

Station or our subsidiaries file income tax returns as prescribed by the laws of the jurisdictions in which we operate. We are no longer subject to U.S. federal tax examination, the only major tax jurisdiction in which we file tax returns, for years before 2004.

We adopted FIN 48 as of January 1, 2007.  As a result of the adoption, we recognized a $3.0 million increase in our tax liabilities.  The cumulative effect upon adoption was accounted for as a reduction to the January 1, 2007 balance of retained earnings in an amount of $0.5 million, while interest upon adoption totaled $0.2 million.

Our total unrecognized tax benefits that, if recognized, would affect our effective tax rate were approximately $0.3 million as of both January 1, 2007 and December 31, 2007.  The liability for unrecognized tax benefits increased to $3.3 million for the year ended December 31, 2007.

We recognize accrued interest related to our unrecognized tax benefits in income tax expense.  As of January 1, 2007, we had $0.2 million accrued for the payment of interest.  Our liability for the payment of interest on our unrecognized tax benefits increased to $0.4 million as of December 31, 2007.  We do not anticipate any penalty assessments associated with our FIN 48 liability. No significant increases or decreases to unrecognized tax benefits are expected within the next twelve months.

A summary of the changes in the gross amount of unrecognized tax benefits for the year ended December 31, 2007, is shown below (in millions):

Balance as of January 1, 2007	$3.0
Additions based on tax positions related to the prior year	0.5
Reductions based on tax positions related to prior years	(0.1)
Statute expirations	(0.1)
Balance as of December 31, 2007	$3.3

18. Legal Matters

Station and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of the following matters and litigation inherently involves significant costs. Following is a summary of key litigation impacting Station. Station believes that the plaintiffs’ claims are without merit and does not expect that the lawsuits will have a material adverse effect on the financial position or results of operations.

Luckevich, Scott and St. Cyr Litigation

On February 4, 2008, Josh Luckevich, Cathy Scott and Julie St. Cyr filed a purported class action complaint in the United States District Court for the District of Nevada, Case No. CV-00141, against the Company. The plaintiffs are all former employees of the Company. The complaint alleges that the Company (i) failed to pay its employees for all hours worked, (ii) failed to pay overtime, (iii) failed to timely pay wages and (iv) unlawfully converted certain earned wages. The complaint seeks, among other relief, class certification of the lawsuit, compensatory damages in excess of $5,000,000, punitive damages and an award of attorneys’ fees and expenses to plaintiffs’ counsel. The Company has yet to file a response to the complaint. The Company believes that the allegations in the complaint are without merit and intends to vigorously defend the same.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Legal Matters (Continued)

Litigation Relating to the Merger

As previously disclosed, on December 4, 2006, the Company announced that it had received a proposal from FCP to acquire all of the Company’s outstanding common stock for $82 per share in cash. Six cases (the “Actions”) were brought in the District Court for Clark County, Nevada (the “District Court”), alleging that the actions of Frank J. Fertitta III and Lorenzo J. Fertitta in participating with FCP in making the proposal and entering into the Merger Agreement and the actions of the members of a special committee of Station’s Board of Directors composed entirely of independent directors (the “Special Committee”) in responding to the proposal, and entering into the Merger Agreement were breaches of fiduciary duty:

Roessler v. Station Casinos, Inc., et al., Case No. A532637;

Filhaber v. Station Casinos Inc., et al., Case No. A532499;

Traynor v. Station Casinos, Inc., et al, Case No. A532407;

Goldmann v. Station Casinos, Inc., et al., Case No. A532395;

Griffiths v. Station Casinos, Inc., et al., Case No. A533806;  and

West Palm Beach Firefighters’ Pension Fund v. Station Casinos, Inc., et al., Case No. 07-A536211.

The Company was a defendant in the Actions and others were named as defendants in one or more of the Actions. No specific monetary relief was sought against the Company in the Actions. On January 4, 2007 the Actions were consolidated under the heading In re Station Casinos Shareholder Litigation, Master Case No. A-532367 (the “Consolidated Action”).

On June 1, 2007, the plaintiffs filed an amended consolidated class action complaint (the “Amended Complaint”) in the District Court against Station, Station’s directors, Frank J. Fertitta III, Lorenzo J. Fertitta, Blake L. Sartini and Delise F. Sartini, Colony, Colony Capital Acquisitions, LLC (“Colony Acquisitions”) and FCP. The Amended Complaint alleges that Station’s directors breached their fiduciary duties to Station and its stockholders as follows:

A.                                   The defendants failed to engage in a fair process that would maximize value to Station’s stockholders because the defendants put into place covenants in Station’s bond indentures that could, under certain circumstances, require a purchaser of Station not affiliated with Frank J. Fertitta III and Lorenzo J. Fertitta to redeem those bonds, put into place a stockholder rights plan and a staggered board, adopted a supermajority voting requirement in connection with any merger transaction and imposed a $160 million termination fee on Station.

B.                                     The process being used to sell Station is wrongful, unfair and harmful and is an attempt by the defendants to aggrandize their personal and financial positions. It does not reflect the true inherent value of Station that was known only to the defendants. This value, which far exceeds the $90.00 per share Merger consideration, includes the returns from Red Rock, the Company’s Native American casino-management contracts and the expected returns from Aliante Station and other expansion projects.

C.                                     The directors have not and are not exercising independent business judgment and have acted and are acting to the detriment of the plaintiff class. In particular, the members of the Special Committee are not independent of Frank J. Fertitta III and Lorenzo J. Fertitta, were handpicked for Station’s Board of Directors by Frank J. Fertitta III and Lorenzo J. Fertitta, are loyal and beholden to them and will do what

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Legal Matters (Continued)

Frank J. Fertitta III and Lorenzo J. Fertitta tell them to do. The Special Committee failed to properly shop Station, artificially depressing the value of Station’s stock, thereby depriving plaintiffs of the right to receive the maximum value for their shares. They are taking steps to avoid competitive bidding, to cap the price of Station stock and to give FCP and other members of the buying group an unfair advantage by, among other things, failing to solicit other potential acquirers or alternative transactions.

D.                                    The Company’s preliminary proxy statement filed with the SEC on May 7, 2007 (the “Preliminary Proxy Statement”) misrepresented material facts and omits material information necessary for stockholders to make an informed decision concerning the transaction because, in part, it did not discuss whether the defendants considered alternative transaction forms, nor did it properly detail the sale process.

E.                                      The Preliminary Proxy Statement did not detail whether Bear, Stearns & Co., Inc. (“Bear Stearns”), financial advisor to the Special Committee, performed any sensitivity studies or whether it valued Station assuming Station would be split into separate operating and holding companies. The Preliminary Proxy Statement also failed to detail the proper valuation for Station, or the basis for the valuation. In addition, Bear Stearns is in a conflict position because it owns 36,639 shares of Station common stock.

The Amended Complaint also alleges that Frank J. Fertitta III, Lorenzo J. Fertitta, Blake L. Sartini, Delise F. Sartini, FCP, Colony and Colony Acquisitions knowingly aided and abetted the Company’s directors in breaching their fiduciary duties to the Company’s public stockholders.

The Amended Complaint sought an injunction preliminarily and permanently enjoining the defendants from proceeding with, consummating or closing the Merger transaction, and demanded that the plaintiffs be awarded their costs and disbursements incurred in connection with this action, including reasonable attorneys’ fees and reimbursement of expenses.

In November 2007, in order to resolve the litigation and avoid further cost and delay, the Company and the individual defendants, without admitting any wrongdoing, entered into a global stipulation of settlement with plaintiffs (“Proposed Settlement”). Pursuant to the Proposed Settlement, the Company made supplemental disclosures in its Definitive Proxy Statement filed with the SEC on July 9, 2007, to address certain of the disclosure claims raised in the Consolidated Action. As part of the Proposed Settlement, plaintiffs’ counsel applied to the Court for an award of attorneys’ fees in the amount of $1.9 million, inclusive of costs and expenses. The Company agreed to pay the fees and expenses on behalf of all plaintiffs as awarded by the court in an amount up to $1.9 million.

On December 11, 2007, the District Court preliminarily approved the Proposed Settlement. Thereafter, notice of the Proposed Settlement was disseminated to more than 31,000 former shareholders of Station and published in the Wall Street Journal (national edition), the Los Angeles Times and the Las Vegas Review Journal.

None of the former shareholders objected to the terms of the Proposed Settlement. Consequently, at a hearing on February 11, 2008, Judge Mark R. Denton of the District Court approved the Proposed Settlement of the Consolidated Action. Given that there were no objections to the settlement, we do not expect an appeal and regard the litigation as concluded.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Subsequent Events

Land Loan

On February 7, 2008, a wholly-owned, indirect subsidiary of Station, as borrower, entered into a $250 million delay-draw term loan which is collateralized by land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West in Las Vegas, Nevada (the “Land Loan”). The Land Loan contains no principal amortization and matures on February 7, 2011. At closing, $200 million was drawn and the proceeds were used to fund a distribution to Station, establish an interest reserve and pay transaction expenses. The borrower has the option to request an additional $50 million under the Land Loan to purchase certain real property. Borrowings under the Land Loan bear interest at LIBOR plus 3.5% per annum or at the Alternate Base Rate (as defined in the Land Loan) plus 2.5% per annum, at the borrower’s request. The borrower is required to hedge the interest rate such that it will not exceed 6.5%. As a result, the borrower entered into a cash flow hedge interest rate swap with a notional amount of $200 million in which the borrower pays a fixed rate of 2.97% and receives one-month LIBOR, terminating in February 2011.

The Land Loan contains a number of covenants that, among other things, restrict, subject to certain exceptions, the borrower’s ability to incur additional indebtedness; create liens on assets; engage in mergers or consolidations; sell assets; pay dividends or make distributions; make investments, loans or advances; make certain acquisitions; engage in certain transactions with affiliates; and fundamentally change its business. In addition, the Land Loan requires the borrower to maintain a loan-to-value ratio of no more than 40% and also contains customary affirmative covenants and certain events of default.

Interest Rate Swaps

In January 2008, we entered into cash flow hedge interest rate swap with a notional amount of $250 million that converts a portion of our floating-rate debt to a fixed rate based on one-month LIBOR rates, terminating in January 2011.

Green Valley Ranch Notes

Effective January 1, 2008, Green Valley Ranch agreed to effectively forgive $200 million in notes receivable and the related interest from its members. As a result, the $100 million due to unconsolidated affiliate and related accrued interest recorded on our consolidated balance sheet at December 31, 2007 will be forgiven during the three months ended March 31, 2008 with a corresponding reduction in our investments in joint ventures.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Quarterly Financial Information (Unaudited) (Restated)

	Year ended December 31, 2007
	Predecessor				Successor
(amounts in thousands)	Quarter Ended March 31, 2007 (a)	Quarter Ended June 30, 2007 (b)	Quarter Ended September 30, 2007 (c)	Period from October 1, 2007 through November 7, 2007 (d)	Period from November 8, 2007 through December 31, 2007 (e)
					(As Restated - See Note 21)
Net revenues	$372,438	$362,896	$354,128	$147,822	$209,711
Operating income (loss)	92,756	82,016	62,623	(123,760)	(253,495)
Income (loss) before income taxes	41,844	27,151	5,699	(147,685)	(364,636)
Net income (loss)	23,050	15,073	3,709	(99,488)	(337,900)

	Year ended December 31, 2006
(amounts in thousands)	First Quarter (f)	Second Quarter (g)	Third Quarter	Fourth Quarter (h)
Net revenues	$292,470	$341,791	$345,968	$358,795
Operating income	79,102	76,588	76,983	83,462
Income before income taxes	65,641	43,680	32,036	38,095
Net income	41,122	26,793	19,229	23,068

(a)          Includes merger transaction costs related to the Merger of approximately $4.8 million.

(b)         Includes merger transaction costs related to the Merger of approximately $6.1 million and management agreement/lease terminations of $3.8 million.

(c)          Includes merger transaction costs related to the Merger of approximately $2.2 million.

(d)         Includes merger transaction costs related to the Merger of approximately $143.4 million, and impairment losses of $16.6 million.

(e)          Includes a loss on early retirement of debt of approximately $20.3 million, and share-based compensation expense of approximately $288.1 million.

(f)            Includes preopening expense of approximately $14.1 million and lease terminations of approximately $0.5 million.

(g)         Includes preopening expense of approximately $13.6 million.

(h)         Includes preopening expense of approximately $2.0 million and management agreement/lease terminations of approximately $0.6 million.

STATION CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Financial Statement Restatement

Subsequent to the issuance of the Company’s consolidated financial statements as of December 31, 2007, the Company determined that its financial statements as of December 31, 2007 and for the period from November 8, 2007 through December 31, 2007 should be restated to recognize the acquisition of an interest rate swap, with an approximate fair value of $42.7 million, associated with $1.36 billion of the Company’s CMBS Loans, from FCP and eliminate the hedge accounting treatment related to such interest rate swap.

Prior to the consummation of the merger between FCP, the Company and a wholly-owned subsidiary of FCP on November 7, 2007, FCP entered into a deal-contingent interest rate swap in anticipation of the incurrence of floating rate debt on the CMBS Loan that was to be incurred by the Company in connection with the Merger. Upon consummation of the Merger and execution of the CMBS Loans, the Company acquired the interest rate swap from FCP. Upon acquisition of the interest rate swap, the Company recognized zero value for the interest rate swap and applied the “shortcut” method of cash flow hedge accounting under SFAS 133 which allowed for the assumption of no ineffectiveness. As such, there was no impact on the consolidated statement of operations from the changes in fair value of this interest rate swap. Instead, the changes in fair value of the instrument were recorded in “other comprehensive income”. The Company recently concluded that the acquisition of the interest rate swap did not qualify for the “shortcut” method under SFAS 133 in prior periods because the fair value of the deal-contingent swap was not zero on the date the interest rate swap was transferred to the Company. Although management believes the interest rate swap transaction would have qualified for hedge accounting under the “long-haul” method, hedge accounting under SFAS 133 is not allowed retrospectively in connection with the acquisition of the interest rate swap because the hedge documentation required for the “long-haul” method was not in place at the inception of the interest rate swap.

A summary of the significant effects of the restatement is as follows:

	December 31, 2007
	As Previously Reported	As Restated
	(amounts in thousands)
Additional paid-in capital	$2,948,265	$2,920,526
Accumulated other comprehensive loss	(59,666)	(11,981)
Retained deficit	(317,954)	(337,900)

	Period from November 8, 2007 through December 31, 2007
	As Previously Reported	As Restated
	(amounts in thousands)
Change in fair value of derivative instrument	$—	$(30,686)
Loss before income taxes	(333,950)	(364,636)
Income tax benefit	15,996	26,736
Net loss	(317,954)	(337,900)

22. Recent Events

As a result of recent macroeconomic conditions, including the subprime mortgage crisis and a decrease in consumer confidence levels, we have experienced a significant reduction in net revenues. Based on current operating estimates for the quarter ended December 31, 2008, we expect that we will be unable to maintain compliance under our maximum total debt to Adjusted EBITDA ratio as defined in our Credit Agreement (as described in Note 10). We are currently working with our financial advisor group and our lenders to develop and implement a debt restructuring program to alleviate our current covenant issues with the Credit Agreement and address our current and anticipated funding needs. At this time, no assurances can be given that the debt restructuring will be successful. If we are unable to successfully implement a debt restructuring program, we would need to obtain waivers or amendments under our Credit Agreement and no assurances can be provided that we would be able to obtain these waivers or amendments. If we are unable to obtain waivers or amendments if and when necessary, we would be in default under our Credit Agreement, which would trigger a cross-default under the Aliante Financing (as described in Note 12). Any defaults or cross-defaults under these agreements would allow the lenders, in each case, to exercise their rights and remedies as defined under their respective agreements. If the lenders were to exercise their right to accelerate the indebtedness outstanding, there can be no assurances that the Company would be able to refinance any amounts that may become accelerated under such agreements and such an exercise could significantly restrict our ability to operate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.